EXHIBIT 99.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
ENDEAVOUR OPERATING	:	Case No. 14-12308 (KJC)
CORPORATION, et al.,[1]	:
	:	(Jointly Administered)
Debtors.	: :	Hearing Date: August 24, 2015 at 1:00 p.m. (ET)
	: :	Objection Deadline for all Parties other than Minority Noteholders: August 17, 2015 at 4:00 p.m. (ET)
	x	Supp. Obj. Deadline for Minority Noteholders only:
September 14, 2015 at 4:00 p.m. (ET) Supp. Hearing (if necessary): To Be Determined

MOTION OF THE DEBTORS FOR ENTRY OF (I) AN INTERIM AND FINAL ORDER PURSUANT TO SECTIONS 105(a)
AND 363(b), (f), (k) AND (m) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULES 2002, 6004, AND 9019
APPROVING THE CREDIT BID ASSET PURCHASE AGREEMENT AMONG THE DEBTORS, FIRST PRIORITY NOTES
COLLATERAL AGENT, AND THE CREDIT BID NOTEHOLDERS, THE SETTLEMENT AGREEMENT BETWEEN AND AMONG
THE DEBTORS, FIRST PRIORITY NOTEHOLDERS, AND AD HOC GROUP
OF EEUK TERM LOAN LENDERS, RELEASE OF ANY CLAIMS AGAINST EEUK
TERM LOAN LENDERS, AND MODIFICATION OF DEBTORS’ SERVICES
AGREEMENTS AND (II) AN ORDER PURSUANT TO SECTION 105(a)
OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9024
APPROVING MODIFICATION OF THE ADEQUATE PROTECTION ORDER

Endeavour Operating Corporation and its above-captioned debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), respectfully represent:

Preliminary Statement2

1. The Debtors filed these chapter 11 cases with the expectation that they would be in a position to consummate a chapter 11 plan in relatively short order. On the Petition Date, the Debtors entered chapter 11 with a restructuring support agreement in hand that bound a sufficient number of its major creditors in each class to effectively ensure a smooth path to emergence. Several weeks into these cases, however, as oil and gas prices tumbled, the Debtors began to see their planned emergence unravel. Only a few days before the confirmation hearing, the Debtors determined their proposed chapter 11 plan was no longer feasible given the significant decline in oil and gas prices and the corresponding negative impact of such decline on their projected cash flows and business plan.

2. Despite withdrawing their chapter 11 plan, the Debtors remained hopeful that they would, in time and after negotiations with key creditors, find an alternative path to emerge from chapter 11. Whether through a modified chapter 11 plan or alternative means, the Debtors were committed to finding a potential solution to address their changed circumstances. While they engaged in continuing discussions with certain creditors, and partly as a result of such discussions, the Debtors determined that it would be in the best interest of their creditors and estates to pursue a sale of their U.S. assets (the “Assets”).

3. As the best alternative under the circumstances of these estates, the Debtors have negotiated a transaction with the two creditor groups most incentivized to fund their exit from chapter 11 – the Credit Bid Noteholders and Ad Hoc Group of EEUK Term Loan Lenders. By this Motion, the Debtors seek authority to enter into a credit bid transaction (the “Credit Bid Transaction”) with these groups that will fund payment of certain of their administrative expenses, provide an orderly wind-down of their affairs, provide for the ongoing operation of the North Sea operations, and lead to the dismissal of these chapter 11 cases and the dissolution of the Debtors.

4. Together with the sale of the Debtors’ U.S. oil and gas properties, the Credit Bid Transaction will dispose of the assets of these estates and provide the means for ending these cases. Contemporaneously herewith, the Debtors have filed the Motion of the Debtors for Entry of an Order Pursuant to Sections 105(a), 305(a), and 1112(b)of the Bankruptcy Code and Bankruptcy Rule 1017 Authorizing Dismissal of the Debtors’ Cases Under Certification of Counsel to effectuate the dismissal of their chapter 11 cases after consummation of the Credit Bid Transaction contemplated by this motion. Along with the dismissal of the Debtors’ chapter 11 cases, the Credit Bid Transaction provides an orderly, efficient solution for maximizing the recovery of as many creditors as possible under the circumstances.

Jurisdiction and Venue

5. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b), and pursuant to Rule 9013-1(f) of the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), the Debtors consent to the entry of a final order by the Court in connection with this Motion to the extent that it is later determined that the Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution.

6. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

Relief Requested

7. Pursuant to sections 105(a) and 363(b), (f), (k) and (m) of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004, and 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), Local Rules 2002-1 and 6004-1, and the Order Approving (A) Bid Procedures, Including Procedures for Selection of Stalking Horse Purchasers, (B) Procedures for Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and Related Notices, (C) Notice of Auction, Stalking Horse Hearing and Sale Hearing, and (D) Related Relief (D.I. 668) (the “Bid Procedures Order”), the Debtors request entry of an interim sale order (the “Interim Sale Order”) and final sale order (the “Final Sale Order”), substantially in the form attached hereto as Exhibit A, approving (i) the Asset Purchase Agreement (the “Credit Bid APA”), dated as of August 3, 2015, by and among Wells Fargo Bank, National Association, as Trustee and Collateral Agent on behalf of the First Priority Noteholders (in its capacities as Trustee and Collateral Agent, the “First Priority Notes Collateral Agent”), Endeavour Operating Corporation (“EOC”), as Seller, Endeavour International Corporation (“EIC”), and certain of the holders of the Notes due March 2018 (the “First Priority Notes,” all of such holders being referred to herein as the “First Priority Noteholders”), specifically, Apollo Capital Management, L.P., Aristeia Capital LLC, and Avenue Investments, L.P. (collectively, the “Credit Bid Noteholders”) solely with respect to Articles IX and XII thereof, for the purchase of the note (the “Intercompany Note”) issued pursuant to that certain Inter-Company Loan Agreement, dated May 31, 2012, by and between EOC, as lender, and Endeavour Energy UK Limited (“EEUK”), as borrower, and 100% of the issued and outstanding capital stock of Endeavour International Holding B.V. (“EIHBV,” the issued and outstanding capital stock of which shall be the “EIHBV Equity”); (ii) that certain Settlement Agreement (the “Settlement Agreement”), dated as of August 3, 2015, between and among EIC, EOC, and Endeavour Colorado Corporation, the Credit Bid Noteholders, and certain of the lenders under the EEUK Credit Agreement (collectively, the “Ad Hoc Group of EEUK Term Loan Lenders” or “Ad Hoc Group”); (iii) the release of the Debtors’ claims, if any, against the EEUK Term Loan Lenders (as defined herein); (iv) the Amendment to that certain Services Agreement, dated as of January 1, 2014, by and between EOC and EEUK (the “EOC-EEUK Services Agreement”), and (v) the Amendment to that certain Services Agreement, dated as of January 1, 2014, by and between Endeavour International Corporation (“EIC”) and EEUK (the “EIC-EEUK Services Agreement,” together with the EOC-EEUK Services Agreement, the “Management Services Agreements”).

8. The Credit Bid APA sets forth the terms governing (i) the credit bid purchase of the Intercompany Note and EIHBV Equity and transfer of ownership to a new company (“Purchaser”), which shall be owned by the First Priority Noteholders and the EEUK Term Loan Lenders, (ii) modification of the Stipulated Order Granting (I) Adequate Protection to the Prepetition Noteholders and (II) Related Relief Pursuant to Sections 105(a), 361, 362, 363(e), and 507(b) of the Bankruptcy Code (D.I. 166) (the “Adequate Protection Order”) and funding of a wind down budget to pay ordinary course administrative expenses and post-dismissal dissolution costs, and (iii) dismissal upon the closing of the Debtors’ U.S. asset sale and satisfaction of all known, undisputed, and valid ordinary course administrative expenses.

9. The Debtors also hereby request, pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9024, entry of an order (the “Modification Order”) modifying the Adequate Protection Order, substantially in the form attached hereto as Exhibit B.

10. By this Motion, the Debtors seek approval of the following orders and attachments, the forms of which are annexed hereto:

Index of Exhibits

Interim Sale Order	Exhibit A

Credit Bid APA	Exhibit A – Attachment 1

Settlement Agreement	Exhibit A – Attachment 2

Amendment to the EOC-EEUK Services Agreement	Exhibit A – Attachment 3
Amendment to the EIC-EEUK Services Agreement	Exhibit A – Attachment 4

Modification Order	Exhibit B

Background

11. On October 10, 2014 (the “Petition Date”), each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code in this Court. The Debtors are authorized to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

12. The Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b) and Local Rule 1015-1.

13. On December 11, 2014, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the Official Committee of Unsecured Creditors (the “Committee”).

The Debtors’ Businesses

14. The Debtors, together with their non-debtor affiliates, comprise an independent oil and gas company engaged in the acquisition, exploration and development of energy reserves and resources onshore in the United States (“U.S.”) and offshore in the United Kingdom (“U.K.”) North Sea. The Debtors manage their domestic and overseas businesses from their headquarters in Houston, Texas. As reflected in Endeavour International Corporation’s most recent 10-K, as of the end of 2014, the U.S.-based businesses and assets include exploration licenses and/or producing properties located in Colorado, Louisiana, Montana, New Mexico, Pennsylvania and Texas, and comprised approximately 18% of their proven oil and gas reserves. The U.K.-based businesses and assets include exploration licenses and producing properties in the North Sea that, as of the end of 2014, comprised the remaining 82% of their proven oil and gas reserves. Only certain of the U.S.-based entities and one non-operating foreign entity are Debtors in these proceedings. The Debtors’ other foreign entities, which encompass their U.K.-based businesses, are not debtors in these cases and are continuing to conduct their businesses in the ordinary course.

15. Additional information about the Debtors’ businesses, capital structure and the circumstances leading to the commencement of these chapter 11 cases can be found in the Declaration of William L. Transier in Support of the Debtors’ Chapter 11 Petitions and Request for First Day Relief (D.I. 12), filed on the Petition Date.

The U.S. Sale and U.K. Marketing Processes

16. On April 29, 2015, the Debtors filed the Motion for (I) Order Approving (A) Bid Procedures, Including Procedures for Selection of Stalking Horse Purchasers, (B) Procedures for Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and Related Notices, (C) Notice of Auction, Stalking Horse Hearing and Sale Hearing, and (D) Related Relief and (II) Order (A) Approving the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Other Interests Pursuant to Bankruptcy Code Sections 105, 363(b), (f), and (m), (B) Approving Assumption, Assignment and Sale of Certain Executory Contracts and Unexpired Leases Pursuant to Bankruptcy Code Sections 363 and 365 and Related Cure Amounts, and (C) Granting Related Relief (D.I. 600) (the “Sale Motion”), seeking entry of an order approving, inter alia, the sale of all or part of the Assets free and clear of all liens, claims, encumbrances, and other interests in one or more transactions (the “Sale”). The EIHBV Equity and the Intercompany Note were among the Assets marketed. On May 20, 2015, the Court approved the Debtors’ proposed bid procedures and established August 26, 2015 as the date of the sale hearing (which date was later moved to August 24, 2015) (the “Hearing Date”).

17. Around that time and in furtherance of the same goal to maximize the value of their assets, certain non-debtor affiliates began to explore restructuring alternatives, including the commencement of a separate marketing process in the U.K. for the sale of substantially all of their U.K.-based oil and gas assets (the “U.K. Assets”). Subsequently, on June 1, 2015, EEUK commenced an out-of-court marketing process for the U.K. Assets.

Negotiations with the Credit Bid Noteholders and Ad Hoc Group

18. The Debtors believe that they are unable to confirm a chapter 11 plan because they do not have sufficient funds to pay all their administrative expenses in full under a chapter 11 plan. See 11 U.S.C. § 1129(a)(2). The Debtors currently anticipate a cash shortfall of approximately $1.5 million (the “Wind Down Shortfall”) through the end of October 31, 2015 after estimated ordinary course costs of operating the Debtors’ businesses, winding down and dissolving the Debtors, estate professional fees, and, solely in the event that the Closing occurs, certain of the fees of the First Priority Noteholders’ advisors.3 The Debtors’ cash flow projections include payments from EEUK on account of services provided by the Debtors to EEUK under the Management Services Agreements and reimbursement by EEUK of certain EEUK insurance obligations paid for by the Debtors. The Debtors estimate that EEUK will pay approximately $3.4 million more to the Debtors for services rendered and on account of reimbursement of insurance obligations through October 31, 2015. Should the Debtors continue to operate their estates and provide services to EEUK past October 31, 2015, EEUK will continue to make monthly payments to the Debtors under the Management Services Agreements.

19. As an alternative to a chapter 11 plan, certain of the Debtors have entered into the Credit Bid APA and the Settlement Agreement. The transactions contemplated thereunder will fund the Debtors’ Wind Down Shortfall, modify the Adequate Protection Order to permit payment of all ordinary course administrative expenses, and provide for the orderly wind down of the Debtors’ chapter 11 cases prior to the dismissal of these cases. Under the circumstances, the Credit Bid APA and Settlement Agreement represent the best alternative for the Debtors and their estates. They provide the Debtors the funding needed to exit chapter 11 in an orderly manner while providing that the creditors who have provided postpetition services that benefit the Debtors’ businesses are paid. In addition, the Credit Bid APA and Settlement Agreement facilitate the Debtors’ orderly sale of the EIHBV Equity and the Intercompany Note to Purchaser for the benefit of the First Priority Noteholders and the EEUK Term Loan Lenders, and the amendment of the EEUK Credit Agreement to provide Purchaser and its subsidiaries, including EEUK, adequate financial headroom to continue operating without fear of an imminent covenant breach.

20. Significantly, as a result of the decline in the value of the Debtors’ assets since the Petition Date, the Debtors believe that the First Priority Notes Collateral Agent holds a super-priority administrative expense claim pursuant to the Adequate Protection Order in the order of magnitude of hundreds of millions of dollars. Regardless of the exact value of such super-priority administrative expense claim, the Debtors are unable to satisfy this super-priority administrative expense claim and confirm a chapter 11 plan.

21. Throughout the U.S. sale process and the U.K. marketing process, the Debtors have engaged the Credit Bid Noteholders and the Ad Hoc Group to craft a solution for finishing these chapter 11 cases. The Debtors have focused on these two creditor groups as most incentivized to provide the Debtors capital needed to fund an exit from these chapter 11 cases.

The Credit Bid APA and Settlement Agreement4

22. Pursuant to Local Rule 6004-1, the salient terms of the Credit Bid APA and the Sale Order are as follows:

a.	Assets to Be Sold

The Debtors will sell the Intercompany Note and the EIHBV Equity pursuant to the Credit Bid APA.

b.	Purchaser

The Debtors shall sell, transfer, and assign the Intercompany Note and the EIHBV Equity to the Purchaser, which shall be owned by the First Priority Noteholders and the EEUK Term Loan Lenders. The Purchaser is not an “insider” or “affiliate” of any of the Debtors, as such terms are defined in the Bankruptcy Code.

c.	Purchase Price

Pursuant to section 363(k) of the Bankruptcy Code, the Credit Bid Noteholders will direct the First Priority Notes Collateral Agent to credit bid $1.00 for the Intercompany Note and 65% of the EIHBV Equity, as to which assets the First Priority Noteholders have a lien. The Credit Bid Noteholders will direct the First Priority Notes Collateral Agent to purchase the remaining 35% of the EIHBV Equity for cash in the amount of $1.00.

d.	Wind Down Expenses

The First Priority Noteholders will fund i) the administrative costs and expenses of the chapter 11 cases, ii) any expenses incurred in connection with the subsequent dissolution of the Debtors, and iii) solely in the event that the Closing has occurred, the fees and expenses of Houlihan Lokey Capital, Inc., Milbank, Tweed, Hadley & McCloy LLP, and Morris, Nichols, Arsht & Tunnell LLP, in their capacity as the First Priority Noteholders’ advisors or in their capacity as special counsel to the Agent with respect to matters relating to the Credit Bid APA or these chapter 11 cases (collectively, the “Wind Down Expenses”) out of their portion of the proceeds to be received from the Sale. The First Priority Noteholders’ portion of such proceeds shall be deposited into a segregated EOC bank account (the “Wind Down Account”) as to which the Credit Bid Noteholders and the Ad Hoc Group will be granted a first priority security interest pursuant to the Interim and Final Sale Order. To the extent such proceeds are insufficient to satisfy the Wind Down Expenses, then such expenses shall be satisfied by EEUK subject to certain limitations and procedural requirements.

e.	Conditions to Closing

The consummation of the transaction is subject to the fulfillment of certain conditions, including entry of the Final Sale Order and delivery of the definitive documents described in the Credit Bid APA, including the Amendments to the Management Services Agreements to accommodate the wind down of EIC and EOC and to provide for post-Closing transition services, and the consummation of the transactions contemplated by the Settlement Agreement.

f.	Closing Date

Subject to the satisfaction of the conditions to closing, the closing of the purchase and sale of the Intercompany Note and the EIHBV Equity (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the second business day after satisfaction or waiver of the closing conditions (the “Closing Date”).

g.	Modification of Adequate Protection Order

The First Priority Notes Collateral Agent and the Credit Bid Noteholders have consented to the modification of the Carve-Out established under Section 8 of the Adequate Protection Order to allow for the payment of all administrative expenses arising in the ordinary course of the Debtors’ businesses, and have also agreed to support any motion filed by the Debtors that seeks modification of the Carve-Out to the extent such motion is consistent with the Credit Bid APA or is otherwise reasonably acceptable to the Credit Bid Noteholders.

h.	Releases of the Debtors’ Directors & Officers

The Credit Bid Noteholders shall grant releases to the Debtors’ and their non-Debtor Affiliates’ former and current officers and directors.

i.	Dismissal

The Debtors shall request entry of an order dismissing their chapter 11 cases following the Closing, consummation of the Sale, and the satisfaction, resolution, or settlement of all known, undisputed, and valid ordinary course administrative expenses. The Interim Sale Order and Final Sale Order shall authorize EIC to dissolve under state law without stockholder approval.

j.	Dissolution

Upon or after the dismissal of the chapter 11 cases, each U.S. Debtor shall cause the resignation of each of the members of its board of directors and take all reasonably necessary steps to dissolve under applicable law.

k.	Successor Liability

The Debtors are also seeking a finding that Purchaser and its affiliates (i) are not, and shall not be, considered a successor in interest to the Debtors, (ii) have not, de facto or otherwise, merged with or into the Debtors, (iii) are not a continuation or substantial continuation of the Debtors or any enterprise of the Debtors, and (iv) are not holding themselves out to the public as a continuation of the Debtors. Except as otherwise specifically provided in the Credit Bid APA, the transfer of the Credit Bid Assets to the Purchaser does not and will not subject the Purchaser or any of their affiliates to any Liability (as defined in the Credit Bid APA) whatsoever with respect to the operation of the Debtors’ businesses before the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of antitrust, successor, or transferee liability. See Sale Order ¶ ¶ R, 16.

l.	Preservation of Records

Pursuant to the terms of the Credit Bid APA, the Purchaser will preserve and keep the records held by it or its Affiliates relating to the Debtors’ businesses for a period of seven (7) years from the Closing Date and will make, or cause its Affiliates to make, such records and personnel available to EOC as may be reasonably requested by EOC. In the event Purchaser wishes to destroy such records before or after that time, Purchaser will first give thirty (30) days prior written notice to EOC, and EOC will have the right at its option and sole expense, upon prior written notice given to Purchaser within such thirty (30) day period, to take possession of the records within thirty (30) days after the date of such notice. See Sale Order ¶ 25.

m.	Effectiveness

Notwithstanding the provisions of Bankruptcy Rules 6004(h), the Debtors seek a finding that the Interim Sale Order and the Final Sale Order shall be effective and enforceable immediately and shall not be stayed. See Sale Order ¶ 40.

23. The salient terms of the Settlement Agreement are as follows:

a.	Single Transaction

EIC, EOC, Endeavour Colorado Corporation, the Credit Bid Noteholders, and the Ad Hoc Group have agreed that the Credit Bid APA and the Settlement Agreement are each an integral part of a single transaction and each is conditioned on the consummation of the other.

b.	Purchaser Ownership

The Credit Bid Noteholders and the Ad Hoc Group have agreed that, at Closing, 66.67% of the equity interests of Purchaser shall be owned by the First Priority Noteholders, and the remaining 33.33% shall be owned by the EEUK Term Loan Lenders (both subject to the Equity Adjustment, as defined below). Each group will hold its respective equity interests through separate classes of equity. The EEUK Term Loan Lenders will receive customary minority shareholder protections (including information rights), as well as the right to select two (2) members of the seven (7) member board of directors. The First Priority Noteholders will have the right to select four (4) members of the seven (7) member board of directors, which includes the Chief Executive Officer of Purchaser (subject to consultation with the EEUK Term Loan Lenders and approval of a majority of the Board of Directors). The remaining member of the Board of Directors is the independent director to be mutually agreed upon by the EEUK Term Loan Lenders and the First Priority Noteholders.

c.	Amendment of the EEUK Credit Agreement

The leverage ratio covenant will be modified to incorporate a 25% cushion, any default of the minimum asset coverage ratio covenant will be waived through the maturity date of the loan, an escrow of $12 million will be established to service debt payments, the capital expenditures covenant will be limited to a 10% cushion, and there will be limitations on transfers of cash between EEUK and the Debtors. The amendment will also include a general waiver of any breach or default resulting from the consummation of the credit bid and the dissolution of the U.S. debtors, subject to certain carve outs.

d.	EEUK Warrants

The Credit Bid Noteholders have agreed to grant warrants or similar equity rights to the EEUK Term Loan Lenders to acquire Class B equity in Purchaser, which Class B equity subject to such warrants or rights represents, together with the Class A equity held by such EEUK Term Loan Lenders and any equity received in the Equity Adjustment, 95% of the total equity in Purchaser (on a fully diluted basis). Such warrants shall automatically exercise only upon the earlier to occur of (i) 21 days prior to the maturity of the EEUK Credit Agreement to the extent the EEUK Credit Agreement has not been prepaid in full prior to such date and (ii) the authorization by the board of directors for the filing of any voluntary bankruptcy, insolvency or liquidation proceeding.

e.	Wind Down Expenses

For every $100,000 in Wind Down Expenses that EEUK is obligated to fund in excess of the first $4 million, the Ad Hoc Group shall receive an incremental 0.25% of the total equity in Purchaser in the form of Class A equity (the “Equity Adjustment”).

f.	Distribution of Sale Proceeds

Upon the completion of the Sale, the EEUK Term Loan Lenders will receive all proceeds, after deduction of expenses, from the sale of the assets and property of Endeavour Colorado Corporation.  The EEUK Term Loan Lenders will also receive their pro rata distribution of the net proceeds from the sale of the remaining assets plus what remains of the First Priority Noteholders’ pro rata distribution of the net proceeds from the sale of the remaining assets, after the deduction of Wind Down Expenses.

In addition, upon Closing, the Ad Hoc Group shall grant releases of the Debtors’ and their non-Debtor Affiliates’ former and current officers and directors from liability through a separate letter agreement.

24. The Debtors are seeking interim approval of the form of the Credit Bid APA and the Interim Sale Order, substantially in the form attached hereto as Exhibit A, on the date of the Sale Hearing. The First Priority Notes Collateral Agent has specifically requested that the Debtors provide an additional three weeks from the Hearing Date for all beneficial holders of the First Priority Notes that are not party to the Credit Bid APA (the “Minority Noteholders”) to object to allow the First Priority Notes Collateral Agent sufficient time to notify such beneficial noteholders of the Credit Bid Transaction. Moving forward on an interim basis, however, will provide the Debtors and the parties to the Credit Bid APA with greater certainty that the Credit Bid Transaction will be approved, and will also help the Debtors to limit their administrative expenses by allowing parties to prepare for a closing as soon as possible.

25. The Minority Noteholders must file all objections, if any, to entry of the Final Sale Order by Monday, September 14, 2015 at 4:00 p.m. (prevailing Eastern Time) (the “Supplemental Objection Deadline”). To the extent any Minority Noteholder files an objection to entry of the Final Sale Order, the Debtors request that the court set a supplemental hearing on or around September 24, 2015, or such other time as the Court is available, to resolve any objections raised by any Minority Noteholders and to receive final approval of the Credit Bid APA and entry of the Final Sale Order. If the Minority Noteholders do not file any objections to entry of the Final Sale Order by the Supplemental Objection Deadline, the Debtors will file a copy of the Final Sale Order, which shall be substantially similar to the Interim Sale Order, on Certification of Counsel for entry on the docket. The Closing will not occur until after approval of the Final Sale Order by the Court.

The Adequate Protection and Lender Protection Orders

26. Shortly after the Petition Date, the Debtors sought and obtained entry of the Adequate Protection Order, which granted the First Priority Notes Collateral Agent, on behalf of the First Priority Noteholders and Wells Fargo Bank, National Association, in its capacity as trustee under the First Priority Notes, an adequate protection package that included, among other things, liens (the “Adequate Protection Liens”) on certain of the Debtors’ assets other than cash, deposit accounts and cash equivalents and an allowed super-priority administrative expense claim against certain of the Debtors’ estates under section 507(b) of the Bankruptcy Code to the extent that the value of the First Priority Noteholders’ collateral – the Intercompany Note and 65% of the EIHBV Equity – diminished during the course of these chapter 11 cases. See Adequate Protection Order ¶ 2(a), (d). The super-priority administrative expense claim has priority over all ordinary course administrative expenses incurred against the Debtors or their estates during the pendency of these chapter 11 cases, with the exception of claims that fall within the Carve-Out. See id.

27. Under the Adequate Protection Order, the Carve-Out is defined to include (i) all fees required to be paid to the Clerk of the Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a) and (ii) accrued but unpaid professional fees and expenses of the Debtors and the Committee (collectively, the “Professional Fees”), to the extent finally allowed by the Court under sections 105(a) and 330 of the Bankruptcy Code, and payments due under the Adequate Protection Order to the First Priority Notes Collateral Agent and Wilmington Trust, National Association, as indenture trustee (the “Second Priority Indenture Trustee”) for the holders of the 12% Notes due June 2018 (the “Second Priority Noteholders,” and, together with the First Priority Noteholders, the “Priority Noteholders”) (and their respective professionals). See Adequate Protection Order ¶ 8.

28. Concurrently with the filing and approval of the Adequate Protection Order, the Debtors also sought and obtained entry of the Stipulated Order Granting (I) Adequate Protection to Certain of the Debtors’ Prepetition Secured Lenders and (II) Related Relief Pursuant to Sections 105(a), 361, 362, and 363(e) and Bankruptcy Rules 2002 and 4001 (D.I. 167) (the “Lender Protection Order”), which granted Credit Suisse AG, Cayman Islands Branch, as Administrative and Collateral Agent (the “Term Loan Collateral Agent”) for the benefit of the EEUK Term Loan Lenders an adequate protection package that included, among other things, certain lender protections liens that rank pari passu with the liens granted to the First Priority Notes Collateral Agent under the Adequate Protection Order. See Lender Protection Order ¶ 3.

29. Prepetition, the EEUK Term Loan Lenders provided a senior secured term loan facility for the benefit of EEUK in the aggregate principal amount of $440 million (the “EEUK Term Loan”) under that certain Amended and Restated Credit Agreement (the “EEUK Credit Agreement”) dated as of September 30, 2014, by and among EIHBV and End Finco LLC, as borrowers (collectively, the “Borrowers”), the lenders party thereto (the “EEUK Term Loan Lenders”), the Term Loan Collateral Agent, and EIC. In addition to certain non-debtor affiliates, Debtors EIC, EOC, Endeavour Energy New Ventures Inc., and END Management Company (collectively, the “Debtor Guarantors”) guaranteed the Borrowers’ obligations under the EEUK Credit Agreement. Certain of the Borrowers, Debtor Guarantors, and the Term Loan Collateral Agent also granted to the Term Loan Collateral Agent a security interest in all of their right, title and interest to certain collateral, including the equity of Endeavour Colorado Corporation.

Modification of the Adequate Protection Order

30. The Debtors seek to modify the Adequate Protection Liens granted under the Adequate Protection Order such that any proceeds from the Sale subject to the liens of the First Priority Notes Collateral Agent shall be directed into the Wind Down Account. The proceeds from the Sale will be applied to the Wind Down Expenses in accordance with the provisions of the Credit Bid APA.

31. The Debtors also request modification of the Carve-Out established under the Adequate Protection Order to allow the payment of all of the Debtors’ administrative expenses arising in the ordinary course of business before the payment of any allowed super-priority administrative expense claim granted to the First Priority Notes Collateral Agent pursuant to section 2(d) of the Adequate Protection Order.

Release of Any Claims Against EEUK Term Loan Lenders

32. As part of the refinancing transaction entered into prior to their chapter 11 filings, which transaction allowed the continued viability of the Debtors’ operations, certain of the Debtors granted the EEUK Term Loan Lenders certain security interests in the collateral securing the debt issued under the EEUK Credit Agreement and provided guarantees of the obligations thereunder. Among other things, this refinancing transaction (i) made available to the Debtors and their non-Debtor affiliates approximately $36 million in additional liquidity, (ii) enhanced the Debtors’ unencumbered liquidity by providing for the release of the EEUK Term Loan Lenders’ liens on over $41 million in cash and cash equivalents and (iii) allowed the Debtors to commence these chapter 11 cases without triggering a default under the EEUK Credit Agreement or its predecessor. The Court approved of the subject liens and the validity of the Debtors’ obligations under the EEUK Credit Agreement upon entry of the Lender Protection Order.

33. The Lender Protection Order limited the time period for parties in interest to assert claims or causes of action against the EEUK Term Loan Lenders. All non-Debtors that obtained applicable legal standing had until 75 days from the Petition Date to timely and properly file an adversary proceeding or contested matter asserting one or more claims or causes of action against the EEUK Term Loan Lenders (the “Challenge Period”). Prior to the expiration of the Challenge Period, the Committee obtained an extension of the Challenge Period to April 10, 2015.

34. On April 10, 2015, the Committee filed the Motion of Official Committee of Unsecured Creditors for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims on Behalf of the Debtors’ Estates (D.I 545) (the “Standing Motion”), attaching a proposed complaint thereto, seeking standing to (i) challenge the liens and claims granted as part of the prepetition refinancing transaction as preferential and fraudulent transfers and disallow the claims pursuant Section 502(d) of the Bankruptcy Code, (ii) pursue a cause of action for equitable subordination of the EEUK Term Loan Lenders’ claims against the Debtors, and (iii) pursue a cause of action to avoid allegedly unperfected liens and security interests (and any other claims that the Committee may allege, subject to the Committee’s ability to amend the proposed complaint pursuant to the Bankruptcy Rules and the Federal Rules of Civil Procedure). That same day, the Committee also filed The Official Committee of Unsecured Creditors Objection to Claims of the EEUK Secured Parties (D.I. 547) (the “UCC Claims Objection” and, together with the Standing Motion, the “UCC Pleadings”). By the UCC Claims Objection the Committee asserted that the EEUK Term Loan Lenders’ claims should be disallowed (i) to the extent that the claims are avoided, (ii) for failure to attach sufficient documentation and to the extent that the amount due is overstated, (iii) to the extent the claims are duplicative and (iv) to the extent the EEUK Term Loan Lenders failed to perfect the liens securing their claims.

35. On April 24, 2015, the Debtors and the Ad Hoc Group each filed objections to the Standing Motion.5 Although the Court has not yet entered an order on the Standing Motion, the Debtors maintain that for the reasons set forth in the Debtors’ Standing Motion Objection and the EEUK Term Loan Lenders’ Objection, the Standing Motion lacks merit.

36. As part of the Credit Bid Transaction, the Debtors have agreed to release any claims and causes of action against the EEUK Term Loan Lenders arising from or related to the claims and liens granted under the Lender Protection Order and the EEUK Credit Agreement including, but not limited to, all claims and causes of action alleged in the UCC Pleadings (the “EEUK Term Loan Lender Releases”). The Debtors have agreed to provide these releases in exchange for the various concessions by and agreements of the EEUK Term Loan Lenders that will facilitate the Credit Bid Transaction and allow the Debtors to achieve an orderly and efficient wind down of their estates. Indeed, the EEUK Term Loan Lender Releases are an integral part of the Credit Bid Transaction as the Settlement Agreement provides that Court approval of the EEUK Term Loan Lender Releases is a condition to Closing.

Administrative Expenses

37. The Debtors have been paying their administrative expenses in the ordinary course and are in the process of settling any significant administrative expense requests filed to date against their estates. The Debtors believe they will have paid or otherwise settled prior to dismissal all of the known, undisputed, and valid postpetition administrative expenses that they will be permitted to pay under the Modification Order.

Basis for Relief Requested

a.	The Credit Bid APA Should Be Approved Because It Satisfies The Requirements of Sections 363(b), (f), (k), and (m) of the Bankruptcy Code

38. Section 363 of the Bankruptcy Code provides, in relevant part, that “[t]he trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). Section 363 does not establish when it is appropriate for bankruptcy courts to authorize the sale of a debtor’s assets. This Court, however, has held that such a sale may be authorized under section 363 of the Bankruptcy Code if the Court finds a “sound business purpose” for the sale. See Dai-Ichi Kangyo Bank, Ltd. v. Montgomery Ward Holding Corp. (In re Montgomery Ward Holding Corp.), 242 B.R. 147 (Bankr. D. Del. 1999) (citing Committee of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1983)). In Delaware, the business judgment rule creates a “presumption that directors making a business decision, not involving self-interest, act on an informed basis, in good faith and in the honest belief that their actions are in the corporation’s best interest. Stanizale v. Nachtomi (In re Tower Air, Inc.), 416 F.3d 229, 234 (3d Cir. 2005) (citations omitted); see also Official Comm. of Sub. Bondholders v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650, 656 (S.D.N.Y. 1992) (holding that Delaware’s business judgment rule principles have “vitality by analogy” in chapter 11).

39. Once a court is satisfied that there is a sound business reason justifying the sale, the court must also determine that adequate and reasonable notice has been provided to interested parties, that the sale price is fair and reasonable, and that the purchaser is proceeding in good faith. In re Delaware & Hudson Ry Co., 124 B.R. 169, 176 (D. Del. 1991) (citing In re Indus. Valley Refrigeration and Air Conditioning Supplies, Inc., 77 B.R. 15, 20 (Bankr. E.D. Pa. 1987)).

40. The Debtors have shown that a valid business justification exists to accept the First Priority Notes Collateral Agent’s credit bid for the Intercompany Note and EIHBV Equity. Despite having marketed the EIHBV Equity and Intercompany Note since the filing of the Sale Motion on April 29, 2015, no other potential bidder has expressed interest in purchasing those Assets. Even if another bidder was to come forth, it is highly unlikely that such bidder could offer a bid in an amount that exceeds the value of the Priority Noteholders’ secured claim of approximately $554 million,6 which they have the right to credit bid under section 363(k) of the Bankruptcy Code. Finally, there is no dispute that the First Priority Noteholders and the First Priority Notes Collateral Agent have valid claims against the Debtors and liens on 65% of the EIHBV Equity and Intercompany Note, respectively.

41. Adequate and reasonable notice was provided through the Notice of Auction, Stalking Horse Hearing, and Sale Hearing (D.I. 674), mailed to all known creditors for whom the Debtors have contact information.

42. The sale price is fair and reasonable, as the First Priority Notes Collateral Agent has the discretion to credit bid any amount of the First and Second Priority Noteholders’ claims in exchange for the Intercompany Note and 65% of the EIHBV Equity, and the Debtors believe that the economic value of those Assets do not exceed the value of the Priority Noteholders’ secured claim of $554 million. Moreover, the amount the Credit Bid Noteholders will pay for the remaining 35% of the EIHBV Equity is likewise fair and reasonable because the economic value of the minority share of the EIHBV equity is de minimis at best.

43. The Credit Bid APA also satisfies the provisions of section 363(f) of the Bankruptcy Code. Under section 363(f) of the Bankruptcy Code, a debtor may sell estate property free and clear of liens, claims, encumbrances, and other interests if one of the following conditions is satisfied:

(i)	applicable nonbankruptcy law permits sale of such property free and clear of such interest;

(ii)	such entity consents;

(iii)	such interest is a lien and the price at which such property is to be sold is greater than the aggregate value of all liens on such property;

(iv)	such interest is in bona fide dispute; or

(v)	such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such interest.

11 U.S.C. § 363(f). Because section 363(f) of the Bankruptcy Code is written in the disjunctive, satisfaction of any one of its five requirements will suffice to permit the sale of the Assets “free and clear” of liens, claims, encumbrances, and other interests. See, e.g., In re Dura Automotive Sys., Inc., No. 06-11202, 2007 WL 7728109 at *79 (Bankr. D. Del. Aug. 15, 2007).

44. The Debtors may sell the EIHBV Equity and Intercompany Note free and clear of all liens, claims, encumbrances, and other interests of any kind or nature whatsoever, because, in each case, one or more of the standards set forth in section 363(f)(1) through (5) of the Bankruptcy Code have been satisfied. Each entity with a lien, claim, encumbrance, or other interest in either the EIHBV Equity or Intercompany Note (i) has, subject to the terms and conditions of this Order, consented to the credit bid and sale or is deemed to have consented; (ii) has an interest in a lien and the price at which the property is to be sold is greater than the aggregate value of all liens on the property; or (iii) otherwise falls within the provisions of section 363(f) of the Bankruptcy Code.

45. Although courts are split on the meaning of the phrase “aggregate value of all liens” in section 363(f)(iii), courts in the Third Circuit have held that this language means the “economic value” of the liens in the context of section 506(a) of the Bankruptcy Code. Milford Grp., Inc. v. Concrete Step Units, Inc. (In re Milford Grp.), 150 B.R. 904 (Bankr. M.D. Pa. 1992); Hatfield Homes, Inc. v. Pennview Savings Ass’n (In re Hatfield Homes, Inc.), 30 B.R. 353 (Bankr. E.D. Pa. 1983). These courts have held that, in light of section 506(a), under which secured creditors only have claims to the extent of the value of their interest in the estate’s interest in such property, the value of a secured creditor’s lien is equal to the value of its collateral. See 11 U.S.C. § 506(a); Milford, 150 B.R. at 906 (interpreting the phrase “value of all liens” in section 363(f)(3) to mean value of the collateral); see also Hatfield, 30 B.R. 356 (holding that the actual value of mortgagees’ interests was dependent on the highest possible sales price for the subject property).

46. The value of the EIHBV Equity and the Intercompany Note, which secure the First Priority Noteholders’ secured claim on the Debtors’ Assets, is far less than the value of the First Priority Noteholders’ claim, making their lien equal to the value of the collateral pursuant to section 506(a) of the Bankruptcy Code. Since the First Priority Noteholders’ lien will have a value of less than the value of the property when adjusting for the expenses of liquidation, a sale may proceed free and clear under section 363(f). See Milford, 150 B.R. at 906.

47. The transactions contemplated by the Credit Bid APA are authorized under Section 363(k) of the Bankruptcy Code.

48. Finally, the Debtors will present evidence at the Sale Hearing that the Credit Bid APA was a fairly negotiated, arm’s length transaction in which the Credit Bid Noteholders acted in good faith, and, therefore, that the protections of section 363(m) of the Bankruptcy Code should apply.

b.	The Settlement Agreement and Release of Any Claims Against The EEUK Term Loan Lenders Should Be Approved Because They Are Fair, Reasonable, and In The Best Interests of the Debtors’ Estates

49. With respect to the Settlement Agreement and the release of the Debtors’ claims, if any, against the EEUK Term Loan Lenders, Bankruptcy Rule 9019, which governs the approval of compromises and settlements, provides that “[o]n motion by the [debtor] and after notice and a hearing, the court may approve a compromise or settlement.” Furthermore, section 105(a) of the Bankruptcy Code provides that the “court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code].”

50. Settlements and compromises are favored in bankruptcy to minimize litigation and expedite the administration of the estate. See Myers v. Martin (In re Martin), 91 F.3d 389, 393 (3d Cir. 1996). Accordingly, the decision to approve a particular settlement lies “within the discretion of the bankruptcy court.” In re World Health Alts., Inc., 344 B.R. 291, 296 (Bankr. D. Del. 2006) (citations omitted); In re Key3Media Grp., 336 B.R. 87, 92 (Bankr. D. Del. 2005) (citations omitted).

51. In determining whether a settlement should be approved under Bankruptcy Rule 9019, a court must assess and balance the value of the claims being compromised against the value to the estate of accepting the compromise in light of several factors: (i) the probability of success in litigation; (ii) the likely difficulties in collection; (iii) the complexity of the litigation involved, and the expense, inconvenience, and delay necessarily attending it; and (iv) the paramount interest of the creditors. Myers v. Martin (In re Martin), 91 F.3d 389, 393 (3d Cir. 1996).

52. A court need not decide the numerous issues of law and fact raised by the settlement, nor need it be convinced that the settlement is the best possible compromise. See In re World Health Alts., Inc., 344 B.R. at 296; In re Key3Media Grp., Inc., 336 B.R. at 92. Rather, a court should canvass the issues to see whether the settlement “falls below the lowest point in the range of reasonableness.” In re World Health Alts., Inc., 344 B.R. at 296 (quoting In re W.T. Grant Co., 699 F.2d 599, 608 (2d Cir. 1983)); see also In re Key3Media Grp., Inc., 336 B.R. at 93 (internal quotations and citations omitted).

53. Ultimately, the settlement must be fair, reasonable, and in the best interests of the debtors’ estates. See Law Debenture Trust Co. of New York v. Kaiser Aluminum Corp. (In re Kaiser Aluminum Corp.), 339 B.R. 91, 95-96 (D. Del. 2006) (citing In re Martin, 91 F.3d at 394) (citations omitted); In re Marvel Entm’t Grp., Inc., 222 B.R. 243, 249 (D. Del. 1998) (citations omitted); see also In re Key3Media Grp., Inc., 336 B.R. at 92 (“Under Rule 9019(a), the bankruptcy court has a duty to make an informed, independent judgment that the compromise is fair and equitable.”) (citing Protective Comm. for Indep. S’holders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968)).

Release of Any Claims Against EEUK Term Loan Lenders

54. The release of Debtors’ claims, if any, against the EEUK Term Loan Lenders is fair, reasonable, and in the best interests of the Debtors’ estates. The value the Debtors and their creditors derive from releasing their claims against the EEUK Term Loan Lenders, including all claims alleged in the UCC Pleadings, outweighs any reasonable view of the success of litigation regarding the claims. As an initial matter, the infirmities of the claims asserted in the UCC Pleadings are set forth in the EEUK Term Loan Lenders’ Objection.

55. Moreover, as explained in the Debtors’ Standing Motion Objection, incorporated herein by reference, the only certain result of the litigation is that the Debtors would incur significant costs. Even if the Debtors (or the Committee, if granted standing) prevailed in adversary proceedings against the EEUK Term Loan Lenders, general unsecured creditors would recognize no benefit because any recovery, lien avoidance or claim disallowance would inure to the benefit of the First Priority Noteholders by virtue of their super-priority claims. If the Credit Bid APA and Settlement Agreement are approved, the Debtors will have the ability to pay their ordinary course administrative expenses in full before the First Priority Noteholders’ super-priority claim may be paid.

56. The Debtors’ release of any claims against the EEUK Term Loan Lenders will eliminate the time and expense necessary to resolve these meritless claims. The alternative to releasing the claims – to commence time-consuming preference and fraudulent transfer litigation – would inconvenience the Debtors and their creditors, delay the Debtors’ speedy resolution of claims and dismissal of their chapter 11 cases, and further deplete the Debtors’ finite pool of cash by creating burdensome administrative expenses without contributing to the Debtors’ recovery or exit from chapter 11.

57. Finally, the EEUK Term Loan Lenders’ agreement to amend the EEUK Term Loan Credit Agreement to (i) eliminate the defaults that would arise from consummation of the Credit Bid Transaction and the subsequent dismissal of the chapter 11 cases, (ii) permit EEUK to fund any Wind Down Shortfall and (iii) reset certain of the financial covenants that otherwise will result in a near term default, is an integral and necessary part of the Credit Bid Transaction and more than adequate consideration in exchange for the EEUK Term Loan Lender Releases. Providing the EEUK Term Loan Lender Releases, therefore, will contribute to a quick, orderly wind down of the Debtors’ businesses and allow the Debtors to reach the best possible outcome in a difficult situation. For all of the foregoing reasons, this Court should approve the EEUK Term Loan Lender Releases as fair, reasonable, and in the best interests of the Debtors’ estate.

Settlement Agreement

58. The Settlement Agreement satisfies the legal standards for approval, as it is the product of good-faith, arm’s length negotiations and is in the best interests of the Debtors’ estates. Lingering in chapter 11 for an extended period of time will only further deplete the Debtors’ finite pool of cash to the detriment of these estates. The Debtors need to resolve these chapter 11 cases, and quickly. Under the current circumstances, a chapter 11 plan is not possible because the Debtors are not able to satisfy any super-priority administrative expenses and confirm a chapter 11 plan. The only practical path to an exit is dismissal of their chapter 11 cases. But an ad hoc dismissal of their chapter 11 cases will also be to the detriment of their creditors, potentially leaving ordinary course administrative expenses unsatisfied. The Settlement Agreement, together with the Credit Bid APA, resolves each of these issues and provides the Debtors a way to orderly exit from these chapter 11 cases while satisfying their administrative expenses. The Settlement Agreement incorporates the agreements for funding to pay all Wind-Down Expenses, the modification of the Adequate Protection Order to permit the Debtors to satisfy the Wind-Down Expenses, the amendments to the EEUK Credit Agreement necessary to consummate the Credit Bid Transaction, the transfer of the EIHBV Equity to new ownership, and the dismissal of these chapter 11 cases immediately after the Closing Date.

59. If the transactions set forth in the Settlement Agreement and the Credit Bid APA are not approved, the Debtors face outright dismissal or a conversion to chapter 7. Neither of these options will allow the Debtors to circumvent payment of the super-priority administrative expense claim held by the First Priority Notes Collateral Agent to satisfy the claims of administrative expense creditors who have actually provided a benefit to the Debtors’ businesses. Nor will these options provide the path to an orderly exit while minimizing the incurrence of additional expenses, such as chapter 7 trustee fees and expenses attributable to a delayed conclusion to these chapter 11 cases. Accordingly, for all these reasons, this Court should approve the Settlement Agreement as fair, reasonable, and in the best interests of the Debtors’ estate.

c.	The Adequate Protection Order Should Be Modified To Confirm The Debtors’ Ability To Satisfy Their Ordinary Course Administrative Expenses

60. Section 105(a) of the Bankruptcy Code provides that the “court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code].”

61. Additionally, it is well settled that, under certain circumstances, a Court may modify or even vacate a prior order. In re Exide Techs., Inc., 299 B.R. 732, 739 (Bankr. D. Del. 2003) (Carey, J.). Rule 60(b)(1) of the Federal Rules of Civil Procedure, which applies in bankruptcy cases pursuant to Bankruptcy Rule 9024, states that “on motion and just terms, the court may relieve a party or its legal representative from a final judgment, order, or proceeding for the following reasons . . . (6) any . . . reason that justifies relief.” Bankruptcy courts have broad discretion under Rule 9024 to reconsider or modify past orders. See, e.g., In re G-I Holdings, Inc., 472 B.R. 263, 280 (Bankr. D. N.J. 2012) (citing G.W. Palmer & Co., Inc. v. Dye (In re Tanimura Distrib., Inc), 2011 WL 3299933 (9th Cir. B.A.P. 2011)).

62. The Adequate Protection Order was negotiated and agreed to at the outset of these chapter 11 cases when the Debtors’ financial circumstances were starkly different from their present circumstances. Due to the precipitous drop in oil and gas prices since the Petition Date, the value of the Debtors’ businesses has decreased. As such, the super-priority administrative expense claim granted under the Adequate Protection Order has now grown to a magnitude that precludes the Debtors from satisfying any claims other than the claims of their secured creditors. Under the Credit Bid APA, the Credit Bid Noteholders support and have agreed to direct the First Priority Notes Collateral Agent to support the Debtors in seeking a modification of the Adequate Protection Liens and the Carve-Out established under the Adequate Protection Order to permit the Debtors to pay all their ordinary course administrative expenses before satisfying the Priority Noteholders’ super-priority administrative expense claim.

63. The Debtors have approximately $16.3 million in cash on hand as of the date of the filing of this Motion. Absent the funding provided by this transaction, the Debtors would not be able to pay all of their anticipated Wind Down Expenses, including investment banking fees payable as a result of the Closing under the Credit Bid APA. These Wind Down Expenses include all administrative expenses that may arise in the ordinary course of the Debtors’ operations, and the costs associated with dissolution. The Court’s use of its broad equitable power to modify the Adequate Protection Order will allow the Debtors to use the funding provided by this transaction to ensure that the Debtors’ ordinary course administrative expense creditors, such as vendors, suppliers, and employees, will be paid in full before the Debtors’ chapter 11 cases are dismissed.

Effectiveness

64. Notwithstanding the provisions of Bankruptcy Rules 6004(h), the Debtors seek a finding that the Interim Sale Order and the Final Sale Order shall be effective and enforceable immediately and shall not be stayed.

Notice

65. No trustee or examiner has been appointed in these chapter 11 cases. Notice of this Motion shall be given to: (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors, c/o Endeavour Operating Corporation, 811 Main Street, Suite 2100, Houston, TX 77002 (Attn: Catherine Stubbs and David Baggett); (iii) counsel to the Debtors, Weil, Gotshal & Manges LLP,  767 Fifth Avenue, New York, NY 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. and Zachary I. Shapiro, Esq.); (iv) counsel to the Ad Hoc Group, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036 (Attn: Michael Stamer, Esq. and Meredith Lahaie, Esq.); (v) counsel to the Committee, Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1300, Dallas, TX 75201 (Attn: David M. Bennett, Esq. and Cassandra Sepanik Shoemaker, Esq.) and Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 (Attn: Neil B. Glassman, Esq., Scott D. Cousins, Esq., and Evan T. Miller, Esq.); (vi) counsel to the Ad Hoc Group of Prepetition Priority Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005 (Attn: Dennis F. Dunne, Esq. and Michael E. Comerford, Esq.); (vii) counsel to certain of the holders of the 5.5% Convertible Senior Notes due 2016 and the 6.5% Convertible Senior Notes due 2016, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (Attn: Robert J. Stark, Esq.); (viii) counsel to the holder of the 7.5% Guaranteed Convertible Bonds due 2016, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Keith H. Wofford, Esq.); (ix) any Governmental Body (as defined in the Credit Bid APA) known to have a claim in the bankruptcy cases; (x) National Association of Attorneys General, 2030 M Street NW, 8th Floor, Washington, DC 20036 (Attn: Karen Cordry, Esq.); (xi) the Office of the Attorney General in each state in which the Debtors operate; (xii) the Office of the Delaware Secretary of State; (xiii) the Delaware State Treasury; (xiv) the Securities and Exchange Commission; (xv) the Internal Revenue Service; (xvi) all parties who have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002; (xvii) all of the Debtors’ known creditors; and (xviii) all other persons as directed by the Court (for whom identifying information and addresses are available to the Debtors) (the “Notice Parties”). The Debtors respectfully submit that no further notice of this Motion is required.

No Previous Request

66. No previous request for the relief sought herein has been made by the Debtors to this or any other court.

WHEREFORE the Debtors respectfully request that the Court grant the relief requested herein and such other and further relief as it deems just and proper.

Dated:	August 3, 2015 Wilmington, Delaware

/s/ Rachel L. Biblo—

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Zachary I. Shapiro (No. 5103)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Email: collins@rlf.com
Email: shapiro@rlf.com

-and-
WEIL, GOTSHAL & MANGES LLP
Gary T. Holtzer
Stephen A. Youngman
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Email: gary.holtzer@weil.com
Email: stephen.youngman@weil.com
Attorneys for Debtors and Debtors in Possession

Exhibit A
Interim Sale OrderIN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
ENDEAVOUR OPERATING	:	Case No. 14–12308 (KJC)
CORPORATION, et al.,[1]	:
	:	(Jointly Administered)
Debtors.	:
:
	x	Re: D.I.

INTERIM ORDER PURSUANT TO SECTIONS 105(a)
AND 363(b), (f), (k) AND (m) OF THE BANKRUPTCY CODE
AND BANKRUPTCY RULES 2002, 6004, AND 9019 APPROVING CREDIT BID ASSET
PURCHASE AGREEMENT AMONG THE DEBTORS, FIRST PRIORITY
NOTES COLLATERAL AGENT, AND THE CREDIT BID NOTEHOLDERS, THE SETTLEMENT AGREEMENT BETWEEN AND AMONG
THE DEBTORS,
FIRST PRIORITY NOTEHOLDERS, AND AD HOC GROUP OF EEUK TERM
LOAN LENDERS, RELEASE OF ANY CLAIMS AGAINST EEUK TERM
LOAN LENDERS, AND MODIFICATION OF DEBTORS’ SERVICES AGREEMENTS

Upon the Motion, dated August 3, 2015 (the “Motion”),2 of Endeavour Operating Corporation and its above-captioned debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), for, among other things, an order pursuant to sections 105(a) and 363(b), (f), (k) and (m) of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004, and 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) seeking approval of (i) the Credit Bid APA, attached hereto as Attachment 1, for the purchase of the Intercompany Note and EIHBV Equity by a new company (“Purchaser”), which shall be owned by the First Priority Noteholders and the EEUK Term Loan Lenders, (ii) the Settlement Agreement, dated as of August 3, 2015, between and among EIC, EOC, and Endeavour Colorado Corporation, the Credit Bid Noteholders, and the Ad Hoc Group of EEUK Term Loan Lenders, attached hereto as Attachment 2, (iii) the release of the Debtors’ claims, if any, against the EEUK Term Loan Lenders (as defined herein); (iv) the Amendment to that certain Services Agreement, attached hereto as Attachment 3, dated as of January 1, 2014, by and between EOC and EEUK (the “EOC-EEUK Services Agreement”), and (v) the Amendment to that certain Services Agreement, attached hereto as Attachment 4, dated as of January 1, 2014, by and between Endeavour International Corporation (“EIC”) and EEUK (the “EIC-EEUK Services Agreement,” together with the EOC-EEUK Services Agreement, the “Management Services Agreements”); and a final hearing (the “Sale Hearing”) to approve the Credit Bid APA having been held on August 24, 2015; and the Debtors’ Motion for (I) Order Approving (A) Bid Procedures, Including Procedures for Selection of Stalking Horse Purchasers, (B) Procedures for Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and Related Notices, (C) Notice of Auction, Stalking Horse Hearing and Sale Hearing, and (D) Related Relief and (II) Order (A) Approving the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Other Interests Pursuant to Bankruptcy Code Sections 105, 363(b), (f), and (m), (B) Approving Assumption, Assignment and Sale of Certain Executory Contracts and Unexpired Leases Pursuant to Bankruptcy Code Sections 363 and 365 and Related Cure Amounts, and (C) Granting Related Relief (D.I. 600) (the “Sale Motion”) having been filed on April 29, 2015; and the Order Approving (A) Bid Procedures, Including Procedures for Selection of Stalking Horse Purchasers, (B) Procedures for Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and Related Notices, (C) Notice of Auction, Stalking Horse Hearing and Sale Hearing, and (D) Related Relief (D.I. 668) (the “Bid Procedures Order”) having been entered on May 20, 2015; and the Sale Motion and Bid Procedures Order having established the bid procedures for the sale of the Debtors’ assets, including the Intercompany Note and EIHBV Equity, and having authorized the sale thereof; and the Court having determined that notice of the Motion was adequate and sufficient; and all such parties having been afforded due process and an opportunity to be heard with respect to the Motion and all relief requested therein; and the Court having reviewed and considered: (i) the Motion; (ii) the objections and responsive pleadings filed in connection with the Motion, if any; and (iii) the representations of counsel made, and the evidence proffered, at the Sale Hearing; and the Sale Hearing having been held, and after due deliberation and sufficient cause appearing therefor, hereby finds and determines that:

A. Jurisdiction and Venue. The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012, the consideration of the Motion and the relief requested therein is a core proceeding pursuant to 28 U.S.C. § 157(b), and venue is proper under 28 U.S.C. §§ 1408 and 1409.

B. Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a).

C. Statutory Predicates. The statutory predicates for the relief sought in the Motion are sections 105(a) and 363 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, and 9019, and Local Rules 2002-1 and 6004-1.

D. Notice. Proper, timely, and adequate notice (“Notice”) of the Motion, the Credit Bid APA, the Settlement Agreement, and the hearing was provided to all necessary persons and entities, including but not limited to the First Priority Noteholders.  The Notice was good, sufficient, and appropriate under the particular circumstances, and no other or further notice of the Motion, the Credit Bid APA, the Settlement Agreement, or the hearing is required.  The Notice informed the First Priority Noteholders and any other interested parties that, inter alia, any party in interest, including a First Priority Noteholder, who does not make a timely objection to the Motion shall be deemed to have waived such objection and shall forever be foreclosed from making any objection relating to the Motion or this Order.

E. The Notice was the best and most practicable notice under the circumstances, contained sufficient disclosure of the terms and conditions of the Sale and the matters raised in the Motion, and provided reasonable, due, and adequate process under the law. The Notice was provided by first-class mail to the Notice Parties. With respect to entities whose identities were not reasonably ascertained by the Debtors, publication of a summary version of the Notice in The Wall Street Journal, Houston Chronicle, The Denver Post, and certain local or trade publications by June 10, 2015 was sufficient and reasonably calculated under the circumstances to reach such entities.

F. Compliance with Bid Procedures Order. As demonstrated by (i) evidence adduced at the Sale Hearing and (ii) the representations of counsel made on the record at the Sale Hearing, the Debtors have conducted a fair and open sale process in a manner reasonably calculated to produce the highest and otherwise best offer for the EIHBV Equity and the Intercompany Note (the “Credit Bid Assets”), in compliance with the Bid Procedures Order. The Credit Bid APA and the Settlement Agreement are substantively and procedurally fair to all parties. The sale process and Bid Procedures were non-collusive, duly noticed, and afforded a full, fair, and reasonable opportunity for any Person to make a higher and otherwise better offer to purchase all or any of the Assets. The Credit Bid APA represents a fair and reasonable offer to purchase the Credit Bid Assets under the circumstances of these chapter 11 cases. No other entity or group of entities has offered to purchase the Credit Bid Assets for greater overall value to the Debtors’ estates than the Purchaser.

G. Corporate Authority. The Debtors have taken all corporate or other entity action necessary to authorize and approve the Credit Bid APA and Settlement Agreement. The Debtors have full corporate or other entity power and authority to execute the Credit Bid APA, Settlement Agreement, and all other documents contemplated thereby. No consents or approvals, other than those expressly provided for in the Credit Bid APA and Settlement Agreement, are required for the Debtors to consummate the transactions contemplated thereby.

H. Business Justification. Approval of the Credit Bid APA and Settlement Agreement is in the best interests of the Debtors, their estates, their creditors, and other parties in interest. The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for the sale to the Credit Bid Noteholders pursuant to section 363(b) and (k) of the Bankruptcy Code. Such business purposes and justifications include, but are not limited to, that the Credit Bid APA, the Settlement Agreement and the transactions contemplated thereby will present the best opportunity to maximize the value of their estates to the most creditors possible while minimizing additional costs and time spent in chapter 11.

I. The consideration to be provided by the First Priority Notes Collateral Agent under or in connection with the Credit Bid APA (i) is fair and reasonable; (ii) is the highest and otherwise best offer for the Credit Bid Assets; (iii) will provide a greater recovery for the Debtors’ creditors than would be provided by any other practically available alternative; and (iv) constitutes reasonably equivalent value and fair consideration. In reaching this determination, the Court has taken into account both the consideration to be realized directly by the Debtors’ estates and the indirect benefits of the Credit Bid APA for the Debtors’ employees and creditors. The Debtors’ determination that the Credit Bid APA constitutes the highest and otherwise best offer for the Credit Bid Assets is a result of due deliberation by the Debtors and constitutes a valid and sound exercise of the Debtors’ business judgment.

J. Arm’s-Length. The Credit Bid APA and the Settlement Agreement were negotiated, proposed, and entered into (as applicable) by the Debtors, the First Priority Notes Collateral Agent, the Credit Bid Noteholders and the Ad Hoc Group without collusion, in good faith, and was the result of arm’s-length bargaining between the parties represented by independent counsel. The Debtors, the Credit Bid Noteholders, the First Priority Notes Collateral Agent and the Ad Hoc Group have not engaged in any conduct that would cause or permit the Credit Bid APA to be avoided under section 363(n) of the Bankruptcy Code. The Purchaser is not an “insider” or “affiliate” of any of the Debtors, as such terms are defined in the Bankruptcy Code.

K. Good Faith Purchaser. The Purchaser is a good faith purchaser under section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby. The First Priority Notes Collateral Agent is acting in good faith within the meaning of section 363(m) in consummating the Credit Bid APA. The First Priority Notes Collateral Agent has proceeded in good faith in all respects in that, inter alia: (i) the First Priority Notes Collateral Agent recognized that the Debtors were free to deal with any other party interested in acquiring the Credit Bid Assets; (ii) the First Priority Notes Collateral Agent’s bid was subjected to the competitive bid procedures set forth in the Bid Procedures Order; (iii) no common identity of directors or officers exists among the First Priority Notes Collateral Agent and the Debtors, and (v) all payments to be made by the Purchaser and all other material agreements or arrangements entered into by the First Priority Notes Collateral Agent, Credit Bid Noteholders, and the Debtors in connection with the Credit Bid APA have been disclosed.

L. Legal, Valid and Binding Transfer. EOC is the sole and lawful owner of the Credit Bid Assets, or otherwise has a valid, enforceable property interest in such, and title thereto is vested in the EOC’s estate within the meaning of section 541(a) of the Bankruptcy Code. EOC has all right, title, and interest in the Credit Bid Assets required to transfer and convey the assets to the Purchaser. The transfer of the Credit Bid Assets to the Purchaser will be a legal, valid, and effective transfer of the Credit Bid Assets and, except as provided in the Credit Bid APA, will vest the Purchaser with all right, title, and interest of EOC to the Credit Bid Assets free and clear of all liens, claims, encumbrances, and other interests of any kind and every kind whatsoever (including liens, claims, encumbrances, and other interests of any Governmental Body, as defined in the Credit Bid APA) other than those liens, claims, encumbrances, and other interests specifically assumed by the Purchaser pursuant to the Credit Bid APA. The sale of the Credit Bid Assets shall also be free and clear of those liens, claims, encumbrances, and other interests that purport to give to any party a right or option to effectuate any forfeiture, modification, or termination of the EOC’s interests in the Credit Bid Assets, or any similar rights.

M. The Credit Bid APA is a valid and binding contract among the parties thereto, which is and shall be enforceable according to its terms.

N. Free and Clear. The Credit Bid Noteholders would not have entered into the Credit Bid APA, thus adversely affecting the Debtors, their estates, and their creditors, if the transfer of the Credit Bid Assets to the Purchaser was not free and clear of all liens, claims, encumbrances, and other interests of any kind or nature whatsoever, or if the Purchaser would, or in the future could, be liable for any such lien, claim, encumbrance, or other interest. A sale of the Credit Bid Assets other than one free and clear of any liens, claims, encumbrances, and other interests would adversely impact the Debtors’ estates and would yield substantially less value for the Debtors’ estates.

O. Subject to the provisions of this Order and except as may be specifically provided in the Credit Bid APA, the Debtors may sell the Credit Bid Assets free and clear of all liens, claims, encumbrances, and other interests of any kind or nature whatsoever, because, in each case, one or more of the standards set forth in section 363(f)(1) through (5) of the Bankruptcy Code have been satisfied. Each entity with a lien, claim, encumbrance, or other interest in the Credit Bid Assets to be transferred on the Closing Date: (i) has, subject to the terms and conditions of this Order, consented to the Credit Bid APA or is deemed to have consented; (ii) has an interest in a lien and the price at which the property is to be sold is greater than the aggregate value of all liens on the property; or (iii) otherwise falls within the provisions of section 363(f) of the Bankruptcy Code. Those holders of liens, claims, encumbrances, and other interests who did not object to the Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.

P. Not a Sub Rosa Plan. The Credit Bid APA and Settlement Agreement do not constitute an impermissible sub rosa chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford. The Credit Bid APA and Settlement Agreement neither impermissibly restructure the rights of Debtors’ creditors nor impermissibly dictate the terms of a plan for the Debtors.

Q. No Fraudulent Transfer. The Credit Bid APA and the Settlement Agreement were not entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under the laws of the United States or any state, territory, or possession thereof, or the District of Columbia. None of the relevant parties have entered into the Credit Bid APA or the Settlement Agreement fraudulently.

R. No Successor Liability. The Purchaser and its affiliates (i) are not, and shall not be, considered a successor in interest to the Debtors, (ii) have not, de facto or otherwise, merged with or into the Debtors, (iii) are not a continuation or substantial continuation of the Debtors or any enterprise of the Debtors, and (iv) are not holding themselves out to the public as a continuation of the Debtors. Except as otherwise specifically provided in the Credit Bid APA, the transfer of the Credit Bid Assets to the Purchaser does not and will not subject the Purchaser or any of their affiliates to any Liability (as defined in the Credit Bid APA) whatsoever with respect to the operation of the Debtors’ businesses before the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of antitrust, successor, or transferee liability.

S. Prompt Consummation. The Credit Bid APA and Settlement Agreement must be approved and consummated promptly to preserve the viability of the business and maximize the value of the Debtors’ estates. Time is of the essence in consummating the Credit Bid APA and Settlement Agreement.

T. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the transactions contemplated by the Credit Bid APA and Settlement Agreement before dismissal of the Debtors’ chapter 11 cases.

U. Duties and Authority of First Priority Notes Collateral Agent. In accordance with the First Priority Notes indenture (the “First Priority Indenture”), the holders of a majority in aggregate principal amount of the outstanding First Priority Notes consented to and directed the First Priority Notes Collateral Agent to, among other things, (i) execute, deliver, and perform the Credit Bid APA, (ii) credit bid up to the full amount of the outstanding indebtedness under the First Priority Indenture pursuant to section 363(k) of the Bankruptcy Code with respect to the Credit Bid Assets, (iii) cause the credit bid to be in the name of the Purchaser, and (iv) cause the Purchaser to acquire and assume from EOC, pursuant to section 363 of the Bankruptcy Code, all of the Credit Bid Assets in accordance with the Credit Bid APA.  The directing holders agreed, each in accordance with its proportionate share, to indemnify and hold harmless the First Priority Notes Collateral Agent and each officer, director, and employee of the First Priority Notes Collateral Agent from and against any and all losses incurred or suffered as a result of such direction.  The remaining First Priority Noteholders have not objected to approval of the Motion, the Credit Bid APA, or the Settlement Agreement including the direct allocation, by the Debtors, to the Wind Down Account of any and all proceeds and consideration from the Sale, and all First Priority Noteholders are being provided an opportunity to participate in the transactions contemplated thereby on an equal and ratable basis.  Accordingly, the Court finds that the First Priority Notes Collateral Agent has full power and authority to execute, deliver, and perform the Credit Bid APA and Settlement Agreement on behalf of all First Priority Noteholders.

V. Based upon a review of the record, the Court finds that the First Priority Notes Collateral Agent, diligently and in good faith, discharged its duties and obligations pursuant to the First Priority Indenture, and otherwise conducted itself with respect to all matters in any way related to the First Priority Notes, the First Priority Indenture, and the First Priority Noteholders with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.  Accordingly, the Court finds that the First Priority Notes Collateral Agent has discharged its duties fully in accordance with the Indenture.

W. Good and Sufficient Cause. There is other good and sufficient cause to grant the relief requested in the Motion and approve the Credit Bid APA and Settlement Agreement.

X. Fair and Reasonable. Based upon a review of the record, the Court finds that the Credit Bid APA and Settlement Agreement are prudent, reasonable, fair and equitable, in the best interests of the Debtors’ estates, and reflect the sound and reasonable exercise of business judgment by the Debtors and the First Priority Notes Collateral Agent.

Y. EEUK Term Loan Lender Releases. Based upon a review of the record, the Court finds that the EEUK Term Loan Lender Releases (as defined below) are prudent, reasonable, fair and equitable, in the best interests of the Debtors’ estates and reflect the sound and reasonable exercise of business judgment by the Debtors, and satisfy the standards of Bankruptcy Rule 9019.

Z. Legal and Factual Bases. The findings of fact and conclusions of law herein constitute the Court’s findings of fact and conclusions of law for the purposes of Bankruptcy Rule 7052, made applicable pursuant to Bankruptcy Rule 9014. To the extent any findings of facts are conclusions of law, they are adopted as such. To the extent any conclusions of law are findings of fact, they are adopted as such. The Court’s findings shall also include any oral findings of fact and conclusions of law made by the Court during or at the conclusion of the Sale Hearing.

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

General Provisions

1. The notice of the Sale Motion and Sale Hearing are approved as being fair, reasonable, and adequate under the circumstances, and any additional notice as may otherwise be required under state and federal law is hereby deemed satisfied.

2. The Motion is GRANTED, on an interim basis, to the extent set forth herein.

3. All objections to the relief requested in the Motion or the entry of this Order, if any, that have not been withdrawn, waived, or settled as announced to the Court at the Sale Hearing are denied and overruled in their entirety on the merits, with prejudice.

Approval of Free and Clear Sale of the Credit Bid Assets

4. The Credit Bid APA, all exhibits and schedules thereto, all ancillary documents, and all of the terms and conditions thereof are hereby approved. Subject to paragraph 6(ii) herein, the portion of the First Priority Noteholders’ claims not credit bid as part of the Credit Bid Transaction and pursuant to the Credit Bid APA shall remain outstanding against the Debtors and any of its assets not purchased by the Purchaser, and the First Priority Collateral Agent and the First Priority Noteholders shall continue to be protected by and entitled to the benefit of the terms and provisions of the Adequate Protection Stipulation and the Indenture and any other orders entered by the Court in respect thereof.

5. Pursuant to sections 105 and 363 of the Bankruptcy Code, the Debtors are authorized to (i) execute, deliver, and perform under, consummate, and implement the Credit Bid APA together with all additional instruments and documents that are requested by the Purchaser and may be reasonably necessary or desirable to implement the Credit Bid APA and (ii) take any and all actions as they deem necessary, appropriate, or advisable for the purpose of assigning, transferring, granting, conveying, and conferring to the Purchaser, or reducing to possession the Credit Bid Assets, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Credit Bid APA, including, without limitation, any and all actions reasonably requested by the Purchaser which are consistent with the Credit Bid APA.

6. Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, upon the Closing: (i) the transfer of the Credit Bid Assets to the Purchaser pursuant to the Credit Bid APA shall constitute a legal, valid, and effective transfer of the Credit Bid Assets and shall vest the Purchaser with all right, title, and interest in and to the Credit Bid Assets; (ii) the Credit Bid Assets shall be transferred to the Purchaser free and clear of all liens, claims, encumbrances, and other interests of any kind and every kind whatsoever (including, but not limited to, any liens, claims, encumbrances, and other interests of any Governmental Body, any claims or assertions based on any theory of successor or transferee liability, and any restriction on the use, transfer, receipt of income, or other exercise of any attributes of ownership of the Credit Bid Assets) other than those liens, claims, encumbrances, and other interests specifically assumed by the Purchaser pursuant to the Credit Bid APA; and (iii) all persons are forever prohibited and enjoined from commencing or continuing in any manner any action or other proceeding, whether in law or equity, against the Purchaser and its affiliates with respect to any such liens, claims, encumbrances, and other interests (including, but not limited to, any liens, claims, encumbrances, and other interests of any Governmental Body (as defined in the Credit Bid APA), any claims or assertions based on any theory of successor or transferee liability, and any restriction on the use, transfer, receipt of income, or other exercise of any attributes of ownership of the Credit Bid Assets).

7. Upon entry of this Order, immediately prior to, upon, or after dismissal of the chapter 11 cases, each Debtor is authorized and empowered to take all reasonably necessary steps to dissolve under applicable law, including taking such actions, executing such documents, and expending such funds as may be reasonably necessary to carry out or otherwise effectuate the terms of this Order.  EIC is authorized, empowered, and directed to take all necessary actions to dissolve under applicable law, including the laws of the State of Nevada, its state of incorporation, without stockholder approval.  The Chief Restructuring Officer, Chief Financial Officer and any other appropriate officer of EIC are authorized to execute and file all necessary documents and take all such actions as may be necessary or appropriate to effectuate the dissolution of EIC under applicable law.

8. On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of the Debtors’ interests in the Credit Bid Assets or a bill of sale transferring good and marketable title in the Credit Bid Assets.

9. Upon entry of this Order, in accordance with the First Priority Indenture and applicable law, the First Priority Notes Collateral Agent is granted the authority to act on behalf of the First Priority Noteholders to enforce the rights and remedies of the First Priority Noteholders, including but not limited to consummating the transactions provided for in the Motion and the Credit Bid APA.

10. All First Priority Noteholders that are not parties to the Credit Bid APA (the “Minority Noteholders”) shall file all objections, if any, to the Final Sale Order by Monday, September 14, 2015 at 4:00 p.m. (prevailing Eastern Time) (the “Supplemental Objection Deadline”). In the event that any Minority Noteholder files an objection to entry of the Final Sale Order, the Court shall conduct a hearing on or around Thursday, September 24, 2015 to resolve any objections raised by any Minority Noteholders and to consider approval of the Final Sale Order. Any objections filed by the Minority Noteholders must be served on (i) the Office of the United States Trustee for the District of Delaware (Attn: Tiiara N. A. Patton); (ii) the Debtors, c/o Endeavour Operating Corporation, 811 Main Street, Suite 2100, Houston, TX 77002 (Attn: Catherine Stubbs and David Baggett); (iii) counsel to the Debtors, Weil, Gotshal & Manges LLP,  767 Fifth Avenue, New York, NY 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. and Zachary I. Shapiro, Esq.); (iv) counsel to the Ad Hoc Group of EEUK Term Loan Lenders, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036 (Attn: Michael Stamer, Esq. and Meredith Lahaie, Esq.); (v) counsel to the Committee, Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1300, Dallas, TX 75201 (Attn: David M. Bennett, Esq. and Cassandra Sepanik Shoemaker, Esq.) and Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 (Attn: Neil B. Glassman, Esq., Scott D. Cousins, Esq., and Evan T. Miller, Esq.); (vi) counsel to First Priority Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 (Attn: Dennis F. Dunne, Esq. and Michael E. Comerford, Esq.); (vii) counsel to certain of the holders of the 5.5% Convertible Senior Notes due 2016 and the 6.5% Convertible Senior Notes due 2016, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (Attn: Robert J. Stark, Esq.); (viii) counsel to the holder of the 7.5% Guaranteed Convertible Bonds due 2016, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Keith H. Wofford, Esq.); (ix) counsel to the First Priority Notes Collateral Agent, Reed Smith LLP, 225 Fifth Avenue, Suite 1200, Pittsburgh, PA 15222 (Attn: Eric A. Schaffer, Esq.).

11. The Closing shall not occur until after approval of the Final Sale Order by the Court.

Releases

12. This Order is and shall be effective as a determination that all liens, claims, encumbrances, and other interests shall be and are, without further action by any Person, unconditionally released, discharged, and terminated with respect to the Credit Bid Assets as of the Closing Date, except as may otherwise be set forth in the Credit Bid APA.

13. Pursuant to Bankruptcy Rule 9019 and section 105(a) of the Bankruptcy Code, upon the entry of this Order, the Debtors conclusively, absolutely, unconditionally, irrevocably and forever, release and discharge the EEUK Term Loan Lenders from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on, relating to or arising out of the claims and liens granted by the Debtors to the EEUK Term Loan Lenders under the Lender Protection Order and the EEUK Credit Agreement, including but not limited to any and all claims, claims objections, and causes of action alleged in the UCC Pleadings (the “EEUK Term Loan Lender Releases”). Upon entry of this Order, the UCC Pleadings shall be deemed moot and withdrawn with prejudice.

14. Upon Closing, the Credit Bid Noteholders conclusively, absolutely, unconditionally, irrevocably and forever, release and discharge each and every former and current director and officer (the “Released Parties”) of each of Endeavour International Corporation (“EIC”), a Nevada corporation, Endeavour Colorado Corporation, a Delaware corporation, END Management Company, a Delaware corporation, Endeavour Energy New Ventures, Inc., a Delaware corporation, Endeavour Energy Luxembourg S.a.r.l., an entity formed pursuant to the Laws of Luxembourg, each other Subsidiary of EIC (such aforementioned entities, collectively, the “Subject Entities”) from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of a Subject Entity, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Subject Entities, the Subject Entities’ restructuring, the Bankruptcy Cases, the purchase, sale or rescission of the purchase or sale of any security of the Subject Entities, the subject matter of, or the transactions or events giving rise to, any claim, the business or contractual arrangements between any Subject Entity and any Released Party, the restructuring of claims and equity interests before or during the Bankruptcy Cases, the negotiation, formulation, preparation or withdrawal of the Plan, the Restructuring Support Agreement (as such terms are defined in the Credit Bid APA) or the termination thereof, the Settlement Agreement, the Credit Bid APA or related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the date hereof, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes gross negligence, willful misconduct, or fraud.

15. Except as otherwise provided herein, in the Credit Bid APA or in the Settlement Agreement, on the Closing Date, the Debtors’ creditors are authorized and directed to execute such documents and instruments and to take all other actions as may be reasonably necessary to document and effectuate the release of their liens, claims, encumbrances, and other interests in the Credit Bid Assets, if any, as such liens, claims, encumbrances, and other interests may have been recorded or may otherwise exist. If any such creditor fails to execute any such documents or instruments or take any such actions, the Purchaser is authorized to execute such documents and instruments and to take such actions on behalf of the creditor so as to document the release of such liens, claims, encumbrances, and other interests.

No Successor Liability

16. The Purchaser and its affiliates, successors, and assigns shall not be deemed, as a result of any action taken in connection with the transfer of the Credit Bid Assets, to (i) be a successor to the Debtors or their estates, (ii) have, de facto or otherwise, merged or consolidated with or into the Debtors or their estates, or (iii) be a continuation or substantial continuation of the Debtors or any enterprise of the Debtors, and the Purchaser and their affiliates shall have no successor, transferee or vicarious liability of any kind or character, including, but not limited to, under any theory of foreign, federal, state or local antitrust, environmental, successor, tax, assignee or transferee liability, labor, product liability, employment, de facto merger, substantial continuity, or other law, rule, or regulation, whether known or unknown as of the closing of the sale, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors or any obligations of the Debtors arising prior to the Closing Date, including, but not limited to, liabilities on account of any taxes or other Governmental Body fees, contributions, or surcharges arising, accruing, or payable under, out of, in connection with, or in any way relating to, the operation of the Credit Bid Assets prior to the Closing Date. Except as otherwise provided herein or in the Credit Bid APA, the transfer of the Credit Bid Assets to the Purchaser pursuant to the Credit Bid APA shall not result in the Purchaser or their affiliates, members, or shareholders, or the Credit Bid Assets, having any liability or responsibility for, or being required to satisfy in any manner, whether in law or in equity, whether by payment, setoff or otherwise, directly or indirectly, (i) any claim against the Debtors or against any insider of the Debtors, or (ii) any lien, claim, encumbrance, or other interest.

17. Upon the Closing Date, the Purchaser shall not be liable for any claims against, and liabilities of, the Debtors or any of the Debtors’ predecessors or affiliates.

18. The Purchaser has given substantial consideration under the Credit Bid APA to the Debtors’ estates. The consideration given by the Purchaser shall constitute valid and valuable consideration for the releases of any potential claims of successor or transferee liability of the Purchaser, which releases shall be deemed to have been given in favor of the Purchaser by all holders of liens, claims, encumbrances, and other interests against the Debtors or the Credit Bid Assets.

No Fraudulent Transfer

19. The consideration provided by the Purchaser under the Credit Bid APA constitutes (i) reasonably equivalent value under the Bankruptcy Code and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration, and fair value under any other applicable laws of the United States, any state, territory, or possession thereof, or the District of Columbia. The consideration provided by the Purchaser for the Credit Bid Assets under the Credit Bid APA is fair and reasonable and may not be avoided under section 363(n) of the Bankruptcy Code.

Good Faith

20. The Credit Bid APA is undertaken by the First Priority Notes Collateral Agent without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Credit Bid APA shall not affect the validity of the sale of the Credit Bid Assets to the Purchaser, unless this Order is duly stayed pending such appeal. The First Priority Notes Collateral Agent is a good faith purchaser of the Credit Bid Assets and is entitled to all of the benefits and protections afforded by section 363(m) of the Bankruptcy Code. In accordance with the Court’s findings set forth in paragraphs U and V above, the First Priority Notes Collateral Agent has discharged its duties fully in accordance with the Indenture and related documents, and the Settlement Agreement.

Proceeds of Sale of U.S. Oil and Gas Assets

21. Subject to, and in accordance with the terms of the Credit Bid APA and the Settlement Agreement, the net proceeds from any sale of the assets or equity of Endeavour Colorado Corporation shall be utilized to repay principal under the EEUK Credit Agreement. Subject to, and in accordance with the terms of the Credit Bid APA and the Settlement Agreement, the net proceeds from any sale of the Debtors’ U.S. oil and gas assets that are not assets of Endeavour Colorado Corporation shall be distributed as follows: (i) 47% of such proceeds shall be utilized to repay principal under the EEUK Credit Agreement, and (ii) 53% of such proceeds and consideration shall be paid and deposited by the Debtors into a segregated EOC bank account (the “Wind Down Account”). Subject to, and in accordance with, the terms of the Credit Bid APA and the Settlement Agreement, the proceeds and consideration deposited in the Wind Down Account (the “Noteholder Asset Sale Proceeds”) shall be utilized as follows: (i) first, to fund the Wind Down Expenses in accordance with the Wind Down Budget (as such terms are defined in the Credit Bid APA) and the terms of the Credit Bid APA, and (ii) second, to repay any additional Wind Down Payments made by EEUK, and (iii) third, to the extent there are surplus Noteholder Asset Sale Proceeds after satisfaction of all Wind Down Expenses in accordance with the Wind Down Budget, such surplus shall be utilized to repay principal under the EEUK Credit Agreement in accordance with the terms of the Credit Bid APA and the Settlement Agreement.

22. Upon entry of this Order, the Credit Bid Noteholders and the Ad Hoc Group shall have a first priority security interest in the Wind Down Account.

Settlement Agreement

23. The Settlement Agreement is fair, reasonable, and in the best interests of the Debtors’ estates.

24. The Debtors (i) are duly authorized and empowered to effectuate the terms set forth in the Settlement Agreement, (ii) are duly authorized and empowered to execute, deliver, implement, and fully perform any and all obligations, instruments, documents and papers that may be necessary or appropriate to consummate or implement the transactions contemplated by the Settlement Agreement, and (iii) shall have the right both in connection with and following consummation of the Settlement Agreement to consent to any amendment, restatement, waiver, supplement, or other modification of any of the transactions described therein. Any such actions may be taken without (a) the necessity of further court proceedings or approval or (b) any consent of any other party, and shall be conclusive and binding in all respects on all parties in interest in these cases.

Preservation of Records

25. Pursuant to the terms of the Credit Bid APA, the Purchaser shall preserve and keep the records held by it or its Affiliates relating to the Debtors’ businesses for a period of seven (7) years from the Closing Date and shall make, or cause its Affiliates to make, such records and personnel available to EOC as may be reasonably requested by EOC. In the event Purchaser wishes to destroy such records before or after that time, Purchaser shall first give thirty (30) days prior written notice to EOC, and EOC shall have the right at its option and sole expense, upon prior written notice given to Purchaser within such thirty (30) day period, to take possession of the records within thirty (30) days after the date of such notice.

Additional Provisions

26. This Order is and shall be binding upon and shall govern acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of fees, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons, who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments that reflect that the Purchaser is the assignee and owner of the Credit Bid Assets free and clear of all liens, claims, encumbrances, and other interests (all such entities being referred to as “Recording Officers”). All Recording Officers are authorized and specifically directed to strike recorded liens, claims, encumbrances, and interests against the Credit Bid Assets recorded prior to the date of this Order unless the Credit Bid APA expressly provides that the Purchaser is acquiring the Credit Bid Assets subject to such claims, liens, and interests.

27. To the greatest extent available under applicable law, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and governmental authorization or approval of the Debtors with respect to the Credit Bid Assets, and all such licenses, permits, registrations, and governmental authorizations are deemed to have been, and hereby are, deemed to be transferred to the Purchaser as of the Closing Date.

28. To the extent provided by section 525 of the Bankruptcy Code, no governmental unit may revoke or suspend any permit or license relating to the operation of the Credit Bid Assets sold, transferred, or conveyed to the Purchaser on account of the filing or pendency of these chapter 11 cases or the consummation of the Credit Bid APA.

29. Following the Closing Date, no holder of any lien, claim, encumbrance, or other interest on the Credit Bid Assets or other party in interest may interfere with the Purchaser’ use and enjoyment of the Credit Bid Assets based on or related to such lien, claim, encumbrance, or other interest, or any actions that the Debtors may take in their chapter 11 cases, and no party may take any action to prevent, interfere with or otherwise enjoin consummation of the Credit Bid APA.

30. Except as expressly permitted or otherwise specifically provided by the Credit Bid APA or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade and other creditors, holding interests of any kind or nature whatsoever against or in the Debtors or the Credit Bid Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Credit Bid Assets, the ownership or operation of the Credit Bid Assets prior to the closing of the sale, or the sale of the Credit Bid Assets are forever barred, estopped, and permanently enjoined from asserting against the Purchaser, its successors or assigns, its property, or the Credit Bid Assets, such persons’ or entities’ interests.

31. No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the transactions authorized herein, including the Credit Bid APA.

32. The terms and provisions of the Credit Bid APA, the Settlement Agreement, the ancillary agreements, and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors, the Purchaser, and their respective affiliates, successors, and assigns, their estates, all creditors of (whether known or unknown) and holders of equity interests in the Debtors, and any affected third parties, notwithstanding the dismissal of any of the Debtors’ cases or any subsequent appointment of any trustee(s) under any chapter of the Bankruptcy Code or conversion of the Debtors’ cases to cases under chapter 7, as to which trustee(s) such terms and provisions likewise shall be binding and not subject to rejection or avoidance. The Credit Bid APA, the Settlement Agreement and this Order shall be enforceable against and binding upon, and shall not be subject to rejection or avoidance by, any chapter 7 or chapter 11 trustee appointed in the Bankruptcy Cases. Further, nothing contained in any plan confirmed in these chapter 11 cases or any order confirming any plan or any other order entered in these cases shall conflict with or derogate from the provisions of the Credit Bid APA, the Settlement Agreement or the terms of this Order.

33. The Credit Bid APA, the Settlement Agreement and any related agreements, documents, or other instruments may be amended by the parties in a writing signed by such parties without further order of the Court, provided that any such amendment does not have a material adverse effect on the Debtors or the Debtors’ estates.

34. The failure to include specifically any particular provision of the Credit Bid APA or the Settlement Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Credit Bid APA and the Settlement Agreement be authorized and approved in their entirety.

35. To the extent of any inconsistency between the provisions of this Order, the Settlement Agreement and the Credit Bid APA, and any documents executed in connection therewith, the provisions contained in this Order, the Settlement Agreement, the Credit Bid APA, and any documents executed in connection therewith shall govern, in that order.

36. Nothing in this Order, the Credit Bid APA, the Settlement Agreement or any document executed in connection with the consummation thereof shall authorize or constitute a transfer of title to property which is excluded from the property of the Debtors’ estates pursuant to section 541(b)(4) of the Bankruptcy Code.

37. The provisions of this Order are non-severable and mutually dependent. Headings are included in this Order for ease of reference only.

38. The provisions of this Order authorizing the sale and assignment of the Credit Bid Assets free and clear of all liens, claims, encumbrances, and other interests shall be self-executing, and notwithstanding the failure of the Debtors, the Purchaser, or any other party to execute, file, or obtain releases, termination statements, assignments, consents, or other instruments to effectuate, consummate and/or implement the provisions hereof, all liens, claims, encumbrances, and other interests (other than those expressly assumed by the Purchaser or permitted to survive under the Credit Bid APA) on or against such Credit Bid Assets, if any, shall be deemed released, discharged, and terminated.

39. From time to time, as and when requested by any party, each party to the Credit Bid APA shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the Credit Bid APA, including such actions as may be necessary to vest, perfect, or confirm, of record or otherwise, in Purchaser its right, title, and interest in and to the Credit Bid Assets.

40. Notwithstanding the provisions of Bankruptcy Rule 6004(h), this Order shall be effective and enforceable immediately and shall not be stayed. Time is of the essence in effectuating the Credit Bid APA and the Settlement Agreement, and the Debtors and the Purchaser intend to complete the transactions contemplated thereby as soon as practicable.

41. Notice of the entry of this Order shall be served on the Notice Parties.

42. This Court shall retain exclusive jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Order, the Credit Bid APA and the Settlement Agreement, all amendments thereto, and any waivers and consents thereunder, and each of the agreements executed in connection therewith, including, but not limited to, retaining jurisdiction to (i) compel delivery of the Credit Bid Assets to the Purchaser; (ii) interpret, implement, and enforce the provisions of this Order, the Credit Bid APA and the Settlement Agreement; (iii) adjudicate, if necessary, any and all disputes arising out of, concerning, or otherwise relating in any way to the Credit Bid APA or the Settlement Agreement; and (iv) protect the Purchaser against any liens, encumbrances, claims, and interests in the Credit Bid Assets of any kind or nature whatsoever.

Dated:      , 2015

Wilmington, Delaware

THE HONORABLE KEVIN J. CAREY
UNITED STATES BANKRUPTCY JUDGE

Exhibit A – Attachment 1

Credit Bid APA

[Incorporated by reference to Exhibit A to Exhibit 99.1 to our Current Report on Form 8-K
filed August 4, 2014.]Exhibit A – Attachment 2

Settlement Agreement

[Incorporated by reference to Exhibit A to Exhibit 99.2 to our Current Report on Form 8-K filed August 4, 2014.]

Exhibit A – Attachment 3
Amendment to the EOC-EEUK Services Agreement

Form of Amendment — Seller-EEUK Services Agreement
AMENDMENT NO. 1
TO
SERVICES AGREEMENT1

This Amendment No. 1 (this “Amendment”) to that certain Services Agreement (the “Services Agreement”), dated as of January 1, 2014, by and between Endeavour Operating Corporation, a Delaware corporation (“EOC”), and Endeavour Energy UK Limited, an England and Wales corporation (“EEUK”), is entered into on this [      ] day of [      ], 2015.

WHEREAS, pursuant to the Services Agreement, EOC provides certain services to EEUK (the “Services”);

WHEREAS, EEUK is an indirect, wholly-owned subsidiary of Endeavour International Holding B.V., an entity formed under the laws of the Netherlands (“EIH”), and EIH is a wholly-owned subsidiary of EOC;

WHEREAS, EOC is a party to that certain Asset Purchase Agreement (the “APA”), dated as of [      ], 2015, by and between EOC and Wells Fargo Bank, National Association (as trustee and collateral agent on behalf of the Noteholders (as defined in the APA)), pursuant to which, among other things, effective on the date hereof, EOC sold to Purchaser (as defined in the APA), and Purchaser acquired from EOC, all of the equity securities of EIH; and

WHEREAS, EOC agreed to, and agreed to cause EEUK to, concurrently with the closing of the transactions contemplated by the APA, enter into this Amendment to provide for the terms of the provision of the Services following the closing of the APA.

Now, therefore, effective as of the date hereof:

1.	Amendment.

a.	Article 2. Article 2 of the Services Agreement is hereby amended by deleting such Article in its entirety and replacing it with the following:

“This Agreement shall remain in effect until terminated as provided herein. This Agreement may be terminated unilaterally by either EEUK or EOC following sixty (60)2 days’ written notice from either such party to the other party of such first party’s intent to terminate and (b) as provided in Section 5.1. Notwithstanding anything herein to the contrary, this Agreement shall terminate automatically upon the filing by EOC of a Certificate of Dissolution of EOC with the Secretary of State of the State of Delaware.”

2. Effect of Amendment. This Amendment shall modify and amend the Services Agreement to the extent, and only to the extent, expressly set forth herein; it being the intent of the parties that all of the terms and provisions of the Services Agreement that are not modified or replaced hereunder shall be unaltered and shall remain in full force and effect.

3. Governing Law. This Amendment and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules of such state.

4. Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date hereof.

ENDEAVOUR OPERATING CORPORATION

By:
Name:
Title:

ENDEAVOUR ENERGY U.K. LIMITED

By:
Name:
Title:

Exhibit A – Attachment 4

Amendment to the EIC-EEUK Services Agreement

Form of Amendment — EIC-EEUK Services Agreement
AMENDMENT NO. 1
TO
SERVICES AGREEMENT1

This Amendment No. 1 (this “Amendment”) to that certain Services Agreement (the “Services Agreement”), dated as of January 1, 2014, by and between Endeavour International Corporation, a Nevada corporation (“EIC”), and Endeavour Energy UK Limited, an England and Wales corporation (“EEUK”), is entered into on this [      ] day of [      ], 2015.

WHEREAS, pursuant to the Services Agreement, EIC provides certain services to EEUK (the “Services”);

WHEREAS, (i) EEUK is an indirect, wholly-owned subsidiary of Endeavour International Holding B.V., an entity formed under the laws of the Netherlands (“EIH”), (ii) EIH is a wholly-owned subsidiary of Endeavour Operating Corporation, a Delaware corporation (“EOC”), and (iii) EOC is a wholly-owned subsidiary of EIC;

WHEREAS, EOC is a party to that certain Asset Purchase Agreement (the “APA”), dated as of [      ], 2015, by and between EOC and Wells Fargo Bank, National Association (as trustee and collateral agent on behalf of the Noteholders (as defined in the APA)), pursuant to which, among other things, effective on the date hereof, EOC sold to Purchaser (as defined in the APA), and Purchaser acquired from EOC, all of the equity securities of EIH; and

WHEREAS, EOC agreed to cause EIC and EEUK to, concurrently with the closing of the transactions contemplated by the APA, enter into this Amendment to provide for the terms of the provision of the Services following the closing of the APA.

Now, therefore, effective as of the date hereof:

1.	Amendment.

a.	Article 2. Article 2 of the Services Agreement is hereby amended by deleting such Article in its entirety and replacing it with the following:

“This Agreement shall remain in effect until terminated as provided herein. This Agreement may be terminated unilaterally by either EEUK or EIC following sixty (60)2 days’ written notice from either such party to the other party of such first party’s intent to terminate and (b) as provided in Section 5.1. Notwithstanding anything herein to the contrary, this Agreement shall terminate automatically upon the filing by EIC of a Certificate of Dissolution of EIC with the Secretary of State of the State of Nevada.”

2. Effect of Amendment. This Amendment shall modify and amend the Services Agreement to the extent, and only to the extent, expressly set forth herein; it being the intent of the parties that all of the terms and provisions of the Services Agreement that are not modified or replaced hereunder shall be unaltered and shall remain in full force and effect.

3. Governing Law. This Amendment and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules of such state.

4. Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date hereof.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

ENDEAVOUR ENERGY U.K. LIMITED

By:
Name:
Title:

Exhibit B

Modification Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
ENDEAVOUR OPERATING	:	Case No. 14–12308 (KJC)
CORPORATION, et al.,[1]	:
	:	(Jointly Administered)
Debtors.	:
:
	x	Re: D.I.

ORDER PURSUANT TO SECTION 105(a) OF
THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9024
APPROVING MODIFICATION OF THE ADEQUATE PROTECTION ORDER

Upon the Motion, dated August 3, 2015 (the “Motion”),2 of Endeavour Operating Corporation and its above-captioned debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), for, among other things, an order pursuant to section 105(a) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 9024 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) modifying the Adequate Protection Order, all as more fully described in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been given to (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors, c/o Endeavour Operating Corporation, 811 Main Street, Suite 2100, Houston, TX 77002 (Attn: Catherine Stubbs and David Baggett); (iii) counsel to the Debtors, Weil, Gotshal & Manges LLP,  767 Fifth Avenue, New York, NY 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. and Zachary I. Shapiro, Esq.); (iv) counsel to the Ad Hoc Group, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036 (Attn: Michael Stamer, Esq. and Meredith Lahaie, Esq.); (v) counsel to the Committee, Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1300, Dallas, TX 75201 (Attn: David M. Bennett, Esq. and Cassandra Sepanik Shoemaker, Esq.) and Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 (Attn: Neil B. Glassman, Esq., Scott D. Cousins, Esq., and Evan T. Miller, Esq.); (vi) counsel to the Ad Hoc Group of Prepetition Priority Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005 (Attn: Dennis F. Dunne, Esq. and Michael E. Comerford, Esq.); (vii) counsel to certain of the holders of the 5.5% Convertible Senior Notes due 2016 and the 6.5% Convertible Senior Notes due 2016, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (Attn: Robert J. Stark, Esq.); (viii) counsel to the holder of the 7.5% Guaranteed Convertible Bonds due 2016, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Keith H. Wofford, Esq.); (ix) any Governmental Body (as defined in the Credit Bid APA) known to have a claim in the bankruptcy cases; (x) National Association of Attorneys General, 2030 M Street NW, 8th Floor, Washington, DC 20036 (Attn: Karen Cordry, Esq.); (xi) the Office of the Attorney General in each state in which the Debtors operate; (xii) the Office of the Delaware Secretary of State; (xiii) the Delaware State Treasury; (xiv) the Securities and Exchange Commission; (xv) the Internal Revenue Service; (xvi) all parties who have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002; (xvii) all of the Debtors’ known creditors; and (xviii) all other persons as directed by the Court (for whom identifying information and addresses are available to the Debtors) (the “Notice Parties”); and it appearing that no other or further notice need be provided; and, if necessary, a hearing having been held to consider the relief requested in the Motion (the “Hearing”); and due and proper notice of the Hearing having been provided; and the appearances of all interested parties having been noted in the record of the Hearing; and upon the record of the Hearing, if any, and all of the proceedings had before the Court; and the Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates and creditors, and all parties in interest and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor, it is hereby ORDERED that:

1.	The Motion is granted to the extent set forth herein.

2. The Adequate Protection Liens established under section 2 of the Stipulated Order Granting (I) Adequate Protection to the Prepetition Noteholders and (II) Related Relief Pursuant to Sections 105(a), 361, 362, 363(e), and 507(b) of the Bankruptcy Code (D.I. 166) (the “Adequate Protection Order”) are hereby modified such that any proceeds from the Sale payable to the First Priority Notes Collateral Agent shall be directed into the Wind Down Account and this paragraph 2 survives except as provided in Section 5.3 of the Credit Bid APA.

3. The Carve-Out established under section 8 of the Adequate Protection Order is hereby modified to allow the payment of, and the Debtors are hereby authorized to pay, all the Debtors’ administrative expenses arising in the ordinary course of business before paying any allowed super-priority administrative expense claim granted to the First Priority Notes Collateral Agent pursuant to section 2(d) of the Adequate Protection Order.

4. The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

5. This Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation and/or enforcement of this Order.

Dated:	, 2015 Wilmington, Delaware

THE HONORABLE KEVIN J. CAREY
UNITED STATES BANKRUPTCY JUDGE

[1]	The Debtors in these chapter 11 cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Endeavour Operating Corporation (6552); Endeavour International Corporation (8389); Endeavour Colorado Corporation (0067); END Management Company (7578); Endeavour Energy New Ventures Inc. (7563); Endeavour Energy Luxembourg S.à r.l. (2113). The Debtors’ principal offices are located at 811 Main Street, Suite 2100, Houston, Texas 77002.

[2]	Capitalized terms used in this Motion shall have the meanings subsequently ascribed to such terms in the Motion.

[3]	The Debtors’ cash flow projections assume that the Debtors will pay Blackstone Advisory Services, L.P. $4 million in restructuring fees and that the sale proceeds, net of direct sale costs, will be distributed to secured creditors. See Order Authorizing Debtors to Employ and Retain Blackstone Advisory Partners L.P. as Financial Advisor to the Debtors Nunc Pro Tunc to the Petition Date (D.I. 168); see also Declaration of David C. Baggett in Support of Application of Debtors for Authority to Expand the Scope of Retention of Blackstone Advisory Partners L.P. as Financial Advisor to the Debtors Pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code, Bankruptcy Rule 2014, and Local Rule 2014-1 (D.I. 661); Order Authorizing Debtors to Expand the Scope of Retention of Blackstone Advisory Partners L.P. as Financial Advisor to the Debtors Pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code, Bankruptcy Rule 2014, and Local Rule 2014-1 (D.I. 669).

[4]	The descriptions of the orders, documents, Credit Bid APA, and Settlement Agreement provided herein are for the convenience of the Court and parties in interest. To the extent there are any ambiguities or inconsistencies between the summaries and the corresponding order, document, Credit Bid APA, or Settlement Agreement, the terms of the latter shall govern in all respects.

[5]	See the Debtors’ Objection to the Motion of the Committee of Unsecured Creditors for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims (D.I. 577) (the “Debtors’ Standing Motion Objection”) and The Ad Hoc Term Lender Group’s (I) Objection to the Official Committee of Unsecured Creditors’ (A) Motion for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims on Behalf of the Debtors’ Estates and (B) Motion for Reconsideration of Lender Protection Order, and (II) Preliminary Response to the Official Committee of Unsecured Creditors’ Objection to the Claims of the EEUK Secured Parties (D.I. 575) (the “EEUK Term Loan Lenders’ Objection”).

[6]	Pursuant to that certain Intercreditor Agreement, dated as of May 31, 2012, among the First Priority Notes Collateral Agent, the Second Priority Indenture Trustee, Wells Fargo Bank, National Association, in its capacity as trustee for the First Priority Noteholders, and Wells Fargo Bank, National Association, in its capacity as collateral agent for the Second Priority Noteholders (the “Second Priority Notes Collateral Agent”), the First Priority Notes Collateral Agent does not need the consent of the Second Priority Noteholders or Second Priority Notes Collateral Agent to credit bid the full amount of the First Priority Noteholders’ claims.

1 The Debtors in these chapter 11 cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Endeavour Operating Corporation (6552); Endeavour International Corporation (8389); Endeavour Colorado Corporation (0067); END Management Company (7578); Endeavour Energy New Ventures Inc. (7563); Endeavour Energy Luxembourg S.à r.l. (2113). The Debtors’ principal offices are located at 811 Main Street, Suite 2100, Houston, Texas 77002.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motion.

[1]	NTD: The terms of the Amendments to the Services Agreements are subject to continuing review.

[2]	NTD: Unless the parties agree to a different number of days.

[1]	NTD: The terms of the Amendments to the Services Agreements are subject to continuing review.

[2]	NTD: Unless the parties agree to a different number of days.

1 The Debtors in these chapter 11 cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Endeavour Operating Corporation (6552); Endeavour International Corporation (8389); Endeavour Colorado Corporation (0067); END Management Company (7578); Endeavour Energy New Ventures Inc. (7563); Endeavour Energy Luxembourg S.à r.l. (2113). The Debtors’ principal offices are located at 811 Main Street, Suite 2100, Houston, Texas 77002.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motion.